SHARE EXCHANGE AGREEMENT

between

ON2 TECHNOLOGIES, INC.

(the “Company”)

and

NEXIT VENTURES OY

as the Authorized Representative

of Each of the Holders of the Outstanding Hantro Shares

of any Series of the Share Capital of Hantro Products Oy and

of Each of the Holders of the Outstanding Hantro Options granted under any of Hantro Product Oy’s existing option schemes

dated as of

May 21, 2007

EXHIBITS:

EXHIBIT A: Defined Terms
EXHIBIT B: Irrevocable Power of Attorney
EXHIBIT C: List of Hantro Stockholders
EXHIBIT D: Escrow Agreement
EXHIBIT E: Employment Agreement
EXHIBIT F: Lock-Up Agreement
EXHIBIT G: Legal Opinion of Roschier, Attorneys Ltd.
EXHIBIT H: Legal Opinion of McGuireWoods LLP

-i-

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”), made as of this 21st day of May, 2007 (the “Execution Date”), by and between On2 Technologies, Inc., a Delaware corporation (the “Company”) and the persons listed in Exhibit C, being all of the holders of the outstanding shares of any series of the share capital of Hantro Products Oy and of the outstanding options granted under any of the existing option schemes of Hantro Products Oy (“Hantro”), a corporation formed and existing under the laws of Finland, such holders being represented by Nexit Ventures Oy as the authorized representative (the “Authorized Representative”). Unless otherwise expressly provided in this Agreement, capitalized terms used in this Agreement shall have the definitions set forth in Exhibit A.

BACKGROUND

WHEREAS, the Company and each of the holders of all shares and all options to acquire shares of Hantro (the “Hantro Stockholders”), as the same may be reallocated among the Hantro Stockholders between the date of this Agreement and the Closing, have agreed to combine the businesses of the Company and Hantro in order to more effectively serve their customers, to coordinate the development of products by the Company and Hantro, and to expand the geographic scope of their respective businesses;

WHEREAS, the Authorized Representative and each of the Hantro Stockholders have entered into an Irrevocable Power of Attorney, a form of which is attached hereto as Exhibit B (the “Power of Attorney”) and, simultaneously with the execution and delivery hereof, each of the Hantro Stockholders has executed and delivered to the Company a Stockholder Certificate setting forth the Hantro Shares and Hantro Options owned by such Hantro Stockholder (each, a “Stockholder Certificate”); and

WHEREAS, the parties have agreed that the most efficient manner of combining their businesses is in accordance with all the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Exchange of Hantro Stock and Hantro Options. Subject to the terms and conditions of this Agreement, at the Closing the Hantro Stockholders shall contribute, convey, transfer and assign to the Company all of the issued and outstanding shares of capital stock of Hantro (the “Hantro Shares”) owned by each Hantro Stockholder as of the date hereof and, in the case of shares subject to issued and outstanding options granted under any of Hantro’s existing or former option schemes (“Hantro Options”), all Hantro Options owned by the Hantro Stockholders, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description. As a result thereof, the Company will become the sole owner of all of the Hantro Shares and all of the Hantro Options.

2. Exchange Shares; Adjustment.

2.1. Exchange Shares. In consideration of the contribution, conveyance, transfer and assignment of the Hantro Shares and Hantro Options to the Company (the “Share Exchange”), the Company shall at the Closing pay the Hantro Stockholders in the form of shares of common stock of the Company, $0.01 par value (“Company Common Stock”) and in cash the aggregate amount of $ 45,000,000 as follows:

(a) The Company shall pay to the Hantro Stockholders the aggregate amount of $6,841,775 and shall issue to the Hantro Stockholders that number of shares of Company Common Stock having the aggregate value of $38,158,225 (the “Share Component”) as of the Closing Date calculated using the Closing VWAP, subject to the Upper Collar Range and the Lower Collar Range set forth below. Notwithstanding the foregoing and for all purposes of this Agreement,

(i) if the Closing VWAP is greater than $2.50 (the “Upper Collar Range”), the number of shares of Company Common Stock to be issued shall be equal to the quotient obtained by dividing (w) the Share Component by (x) the Upper Collar Range, and

(ii) if the Closing VWAP is less than $1.50 per share (the “Lower Collar Range”), the number of shares of Company Common Stock shall be equal to the quotient obtained by dividing (w) the Share Component by (x) the Lower Collar Range.

The resulting number of shares of Company Common Stock required to be issued by this Section 2.1(a) is referred to as the “Exchange Shares.”

(b) The Exchange Shares shall be allocated among the Hantro Stockholders in accordance with the provisions of the Hantro Shareholder Agreement dated 25 January 2002, as amended. Exhibit C sets forth an example of the calculation of the allocation of the Exchange Shares based on the assumptions that (i) the Closing VWAP would be between the Upper Collar Range and the Lower Collar Range, (ii) the rate of exchange for the U.S. Dollar to the Euro would be as at the date hereof and (iii) that there would be no Closing Net Worth Adjustment. The allocation of the Exchange Shares may be amended, as set forth in writing by the Authorized Representative to the Company, and such allocation informed by the Authorized Representative to the Company shall be final, conclusive and binding on the Hantro Stockholders. The number of Exchange Shares may also be reduced by the repayment of Bridge Loan III, in which case the Authorized Representative will inform the Company of the number of Exchange Shares to be so issued to the Investor Stockholders to whom Bridge Loan III is due and the persons to whom such shares are to be issued and in what amounts, in which case both the Share Component shall be reduced by the same aggregate number of shares and the Authorized Representative shall recalculate the number of Exchange Shares to be issued to each Hantro Stockholder set forth on Exhibit C to reflect such reduction. The Company is hereby relieved from any liability to any Hantro Stockholder based on the allocation of the Exchange Shares as informed by the Authorized Representative.

(c) The Company shall deliver to the Escrow Agent 2,000,000 Exchange Shares issued to the Hantro Stockholders, to be held and disbursed by the Escrow Agent under the terms and conditions of the Escrow Agreement (“Escrow Shares”), substantially in the form of Exhibit D. The Exchange Shares to be delivered to the Escrow Agent shall be deducted ratably from the Exchange Shares to be issued to each Hantro Stockholder as allocated in Exhibit C, unless the Authorized Representative otherwise informs the Company in writing prior to the Closing that the total number of shares to be escrowed is to be allocated differently among the Hantro Stockholders, in which case Exhibit C shall be amended accordingly but without changing the total number of shares to be escrowed.

2.2. Contingent Consideration. (a) On or prior to March 31, 2008, the Company shall prepare and deliver to the Authorized Representative a detailed calculation of Hantro’s consolidated net revenue for the fiscal year ending December 31, 2007, calculated in accordance with Finnish GAAP consistently with prior fiscal years and reconciled to U.S. GAAP employing Applicable Reconciliation Standards (“Hantro 2007 Net Revenue”). Hantro 2007 Net Revenue shall be calculated based on the net revenue of Hantro and its Subsidiaries as if Hantro had continued post-Closing on a stand-alone basis independent of the Company and otherwise in accordance with the requirements of Section 9.10. For a period of 30 days after receipt by the Authorized Representative of the Hantro 2007 Net Revenue calculation, the Authorized Representative shall have the right to review such calculation and, in connection therewith, shall have access during normal business hours, to the books and records (including any accountants’ work papers) of Hantro and the Hantro Subsidiaries. Unless the Authorized Representative informs the Company no later than 15 days after such 30-day period to the effect that the Hantro Stockholders dispute the Hantro 2007 Net Revenue calculation, the calculation shall be final, conclusive and binding on the parties thereafter, and on or prior to April 30, 2008, the Company shall issue to the Hantro Stockholders a number of shares of Company Common Stock (the “Contingent Consideration”) to be determined by adding the following two amounts of shares:

The first amount of shares being determined as follows:

(i) If Hantro 2007 Net Revenue is equal to or less than €6,000,000, there shall be no Contingent Consideration paid to Hantro Stockholders and no additional shares of Company Common Stock shall be issued in respect thereof;

(ii) If Hantro 2007 Net Revenue exceeds €6,000,000 but is equal to or less than €9,000,000, the Contingent Consideration shall be equal to the product of (x) 10,000,000 shares of Company Common Stock and (y) a fraction, (i) the numerator of which is the amount by which Hantro 2007 Net Revenue exceeds €6,000,000, and (ii) the denominator of which is €3,000,000; or

(iii) If Hantro 2007 Net Revenue exceeds €9,000,000, the Contingent Consideration shall be equal to 10,000,000 shares of Company Common Stock;

and the second amount of shares being determined as follows:

(iv) If Hantro 2007 Net Revenue is equal to or less than €7,500,000, there shall be no Contingent Consideration paid to Hantro Stockholders (other than the Contingent Consideration payable pursuant to clause (ii), if any) and no additional shares of Company Common Stock shall be issued in respect thereof;

(v) If Hantro 2007 Net Revenue exceeds €7,500,000 but is equal to or less than €9,000,000, the Contingent Consideration shall be equal to the product of (x) 2,500,000 shares of Company Common Stock and (y) a fraction, (i) the numerator of which is the amount by which Hantro 2007 Net Revenue exceeds €7,500,000, and (ii) the denominator of which is €1,500,000; or

(vi) If Hantro 2007 Net Revenue exceeds €9,000,000, the Contingent Consideration shall be equal to 2,500,000 shares of Company Common Stock.

(b) If the Company receives notice from the Authorized Representative within 15 days after the aforementioned 30-day period that the Hantro Stockholders dispute the Hantro 2007 Net Revenue calculation, then the Company and the Hantro Stockholders (with the Authorized Representative acting as their representative) shall promptly thereafter meet in good faith to attempt to resolve the dispute. Any notice from the Authorized Representative to the Company disputing the Hantro 2007 Net Revenue calculation as aforesaid shall specify in reasonable detail the nature and amount of said dispute. If and to the extent the Company and the Authorized Representative resolve any such dispute, then (A) such resolution shall be set forth in writing signed by the Company and the Authorized Representative and (B) if such resolution would require the Company to issue Contingent Consideration to the Hantro Stockholders pursuant to this Section 2.2, then the Company shall issue such shares within five (5) days of the date of the resolution. A resolution signed by the Authorized Representative pursuant to this Section 2.2, shall constitute a decision of the Hantro Stockholders and shall be final, binding and conclusive upon the Hantro Stockholders; and the Company may rely upon any such resolution signed by the Authorized Representative as being the resolution of the Hantro Stockholders. The Company is hereby relieved from any liability to any person for any acts done by it in accordance with such resolution signed by the Authorized Representative. If and to the extent the Company and the Hantro Stockholders (with the Authorized Representative acting as their representative) are unable to agree upon a resolution of the dispute within 30 days after receipt by the Company of the Authorized Representative’s notice regarding the existence of such dispute, then such dispute shall be resolved by an independent internationally recognized accounting firm, selected, within 15 days thereafter by mutual written agreement of the Company and the Authorized Representative, which is not then providing, and has not provided at any time during the period commencing one-year prior to the Closing Date through the date of their determination pursuant to this Section 2.2, services to any of (A) the Company or any of its Affiliates or (B) Hantro or any of its Affiliates (“Independent Accountants”) pursuant to the same procedures and effect as set forth in Section 2.3. If the Company and the Authorized Representative are unable to agree on mutually acceptable Independent Accountants during the aforesaid 15-day period, then such Independent Accountants shall be selected, within 10 days thereafter, by mutual agreement of the Company’s independent public accountant and Hantro’s independent public accountants at the time of Closing, joint notice of which appointment shall be provided by such accountants to the Company and the Authorized Representative.

(c) The Contingent Consideration determined in accordance with Section 2.2(b) shall be allocated among the Hantro Stockholders, as set forth by the Authorized Representative to the Company in writing within 10 days from the date the Contingent Consideration was finally settled, and such allocation as informed by the Authorized Representative shall be final, conclusive and binding on the Hantro Stockholders. The Company is hereby relieved from any liability to any Hantro Stockholder based on the allocation of the Contingent Consideration as informed by the Authorized Representative.

2.3. Closing Net Worth Adjustment.

(a) It is the intention of the parties that Hantro’s Net Worth at the Closing (the “Closing Net Worth”) be equal to or greater than € (3,450,000) (i.e., negative €3,450,000) (the “Baseline”). If the Closing Net Worth is determined to be less than the Baseline in accordance with the provisions and procedures of Sections 2.3(c) and 2.3(d), then a deficiency (a “Net Worth Deficiency”) shall exist, and the Hantro Stockholders shall pay the Net Worth Deficiency to the Company as follows: A portion of the total amount of the Net Worth Deficiency shall be allocated to each Hantro Stockholder by multiplying the total Net Worth Deficiency (expressed in Euros) by a fraction, the numerator of which is the number of Exchange Shares allocated to such Hantro Stockholder and the denominator of which is the aggregate number of Exchange Shares (inclusive of Escrow Shares). Each Hantro Stockholder shall pay to the Company his or her respective allocation of the Net Worth Deficiency, at each Hantro Stockholder’s option with respect to its allocable share, either (i) by wire transfer of immediately available funds to the bank and account designated by the Company in writing to the Authorized Representative or (ii) by transfer to the Company of such number of shares of Company Common Stock equal to the quotient obtained by dividing (A) the amount of its allocated share of the Net Worth Deficiency of such Hantro Stockholder by (B) Closing VWAP. Such payment or transfer of stock shall be paid as follows: (i) if no amounts or items shown on the Net Worth Statement (as hereinafter defined) have been disputed as provided herein, within ten business days after the expiration of the 30-day review and audit period set forth in Section 2.3(c), and (ii) if any amounts or items shown on the Net Worth Statement have been disputed, within 10 business days following the resolution of all such disputed amounts or items as provided herein; provided, that a Hantro Stockholder may elect by written notice to the Company to pay its allocable share of the Net Worth Deficiency with Escrow Shares, in which event that portion of the Net Worth Deficiency paid with Escrow Shares shall not be due until the Escrow Shares are released to the Hantro Stockholder under Section 2.1(b); provided, further, that the Authorized Representative shall request that any Hantro Stockholder that has elected so to pay with Escrow Shares shall immediately deposit into escrow with the Escrow Agent an additional like amount of Exchange Shares held by such Hantro Stockholder sufficient in number to cover the allocable share of the Net Worth Deficiency allocated to such Hantro Stockholder, and, that if such Hantro Stockholder does not make such deposit, the Authorized Representative shall notify the Company, and the Company may seek payment of such amount in cash from such Hantro Stockholder and shall have the right to unilaterally extend the restrictions on sales under the Lock Up Agreement to which such Hantro Stockholder is subject until the obligation has been paid in full. Amounts not in dispute shall be payable as provided in this Section 2.3, and only amounts in dispute shall be withheld until resolution.

(b) If the Closing Net Worth is determined to be more than the Baseline in accordance with the provisions and procedures of Sections 2.3(c) and 2.3(d), then a surplus (a “Net Worth Surplus”) shall exist, and the Company shall pay the Net Worth Surplus to the Hantro Stockholders as follows: A portion of the total amount of the Net Worth Surplus shall be allocated to each Hantro Stockholder by multiplying the total Net Worth Surplus (expressed in Euros) by a fraction, the numerator of which is the number of Exchange Shares allocated to such Hantro Stockholder and the denominator of which is the aggregate number of Exchange Shares (inclusive of Escrow Shares). The Company shall pay to each Hantro Stockholder his or her respective allocation of the Net Worth Surplus by transfer to the Authorized Representative of such number of shares of Company Common Stock equal to the quotient obtained by dividing (A) the amount of the Net Worth Surplus by (B) Closing VWAP. Such transfer of stock shall be made as follows: (i) if no amounts or items shown on the Net Worth Statement (as hereinafter defined) have been disputed as provided herein, within 5 business days after the expiration of the 30-day review and audit period set forth in Section 2.3(c), and (ii) if any amounts or items shown on the Net Worth Statement have been disputed, within 10 business days following the resolution of all such disputed amounts or items as provided herein.

(c) Within 60 days following the Closing Date (as hereinafter defined), the Company shall prepare and deliver to the Authorized Representative (i) a balance sheet setting forth the Closing Net Worth (the “Net Worth Statement”), which Net Worth Statement shall set forth in reasonable detail the determination and calculation of the Closing Net Worth and (ii) the respective amounts of the Net Worth Deficiency due from the Hantro Stockholders as determined pursuant to Section 2.3(a) or the respective amounts of the Net Worth Surplus due the Hantro Stockholders as determined pursuant to Section 2.3(b). For purposes of preparing the Net Worth Statement, (i) the Authorized Representative shall cooperate in good faith with the Company with respect to the preparation of the Net Worth Statement, (ii) all proceeds from the exercise of any options and all proceeds from the conversion of any debt or any other securities or equity shall be disregarded for the purpose of computing the Closing Net Worth, (iii) for the avoidance of doubt, all costs, fees and expenses payable by Hantro Stockholders pursuant to Section 8.10 shall be the be disregarded for the purpose of computing the Closing Net Worth and (iv) the Closing Net Worth shall reflect the repayment in full of Bridge Loan III. For a period of 30 days after receipt by the Authorized Representative of the Net Worth Statement, the Authorized Representative shall have the right to review the Net Worth Statement and, in connection therewith, shall have access during normal business hours, to the books and records (including any accountants’ work papers) of Hantro and the Hantro Subsidiaries. Unless the Company shall receive notice from the Authorized Representative within 15 days after such 30-day period to the effect that the Hantro Stockholders dispute one or more amounts or items shown on the Net Worth Statement, the Net Worth Statement (including the determination and calculation of the Closing Net Worth, Net Worth Deficiency and Net Worth Surplus, if any, set forth in the Net Worth Statement) shall be final, conclusive and binding on the parties hereto. Any such notice from the Authorized Representative to the Company disputing one or more amounts or items on the Net Worth Statement as aforesaid shall specify in reasonable detail the nature and amount of said dispute or disputes.

(d) If the Authorized Representative informs the Company within 15 days after the 30-day period (specified in Section 2.3(c)) that the Hantro Stockholders dispute one or more amounts or items shown on the Net Worth Statement, then the Company and Hantro Stockholders (with the Authorized Representative acting as their representative) shall promptly thereafter meet in good faith to attempt to resolve any and all such disputed amounts or items. If and to the extent the Company and the Authorized Representative resolve any such disputed amount or item, then (A) such resolution shall be set forth in a writing signed by the Company and the Authorized Representative, and (B) if such resolution would require either the Hantro Stockholders or the Company to make a payment to the other pursuant to Section 2.3(a) or 2.3(b), then the Hantro Stockholders or the Company, as the case may be, shall make such payment as provided in Section 2.3(a) or 2.3(b). A resolution signed by the Authorized Representative pursuant to this Section 2.3, shall constitute a decision of the Hantro Stockholders and shall be final, binding and conclusive upon the Hantro Stockholders; and the Company may rely upon any such resolution signed by the Authorized Representative as being the resolution of the Hantro Stockholders. The Company is hereby relieved from any liability to any person for any acts done by it in accordance with such resolution signed by the Authorized Representative. If and to the extent that the Company and the Hantro Stockholders (with the Authorized Representative acting as their representative) are unable to agree upon a resolution of any disputed amount or item within 30 days after receipt by the Company of the Authorized Representative’s notice regarding the existence of such disputed amount or item, then such disputed amount or item shall be resolved by the Independent Accountants selected within 15 days thereafter by mutual written agreement of the Company and the Authorized Representative. Upon their appointment, the Independent Accountants shall certify to the Company and the Authorized Representative in writing that they satisfy the foregoing qualifications. If the Company and the Authorized Representative are unable to agree on mutually acceptable Independent Accountants during the aforesaid 30 day period, then such Independent Accountants shall be selected, within 10 days thereafter, by mutual agreement of the Company’s independent public accountant and Hantro’s independent public accountants at the time of Closing, joint notice of which appointment shall be provided by such accountants to the Company and the Authorized Representative. Unless otherwise agreed by the Company and the Authorized Representative, the Company and the Authorized Representative, on behalf of the Hantro Stockholders, shall each have the opportunity to make a written submission to the Independent Accountants with respect to the disputed amounts or items setting forth their positions and analysis, along with reasonable supporting documentation (which may include this Agreement, the Net Worth Statement and the Authorized Representative’s notice disputing the same, and any agreements of the Company and Hantro Stockholders (or the Authorized Representative acting as their representative) resolving any disputes with respect thereto); provided, that such submissions are made within 10 business days after either (A) the date on which the Company and the Authorized Representative mutually agree to such Independent Accountants, or (B) dates on which the Company and the Authorized Representative, respectively, receive the aforesaid joint notice of the appointment of the Independent Accountants, as the case may be. Unless otherwise agreed to in writing by the Company, the Authorized Representative and the Independent Accountants, the Independent Accountants shall resolve the disputes based solely on the written submission or submissions received by the Independent Accountants, and there shall be no oral presentations. The Company and the Authorized Representative shall instruct the Independent Accountants to promptly resolve such disputes and provide joint written notice of the resolutions of such disputes (which resolutions shall include a determination of the amounts or remaining amounts, if any, payable by the Hantro Stockholders under Section 2.2(a) or the Company under Section 2.2(b)), simultaneously to the Company and the Authorized Representative. The resolution of such disputed amounts and items by the Independent Accountants shall be final, conclusive and binding upon all parties. The fees and expenses of the Independent Accountants shall be borne equally by the Company, on one hand, and the Hantro Stockholders, on the other hand.

2.4. No Fractional Shares. No fractional shares of Company Common Stock shall be issued, and any Hantro Stockholder that would otherwise be entitled to receive a fractional share of Company Common Stock shall receive an aggregate number of shares of Company Common Stock rounded to the nearest whole number.

2.5. Adjustments from Splits, Reverse Splits, etc. If between the date of this Agreement and the Closing Date, the number of outstanding shares of Company Common Stock is increased or decreased as a result of one or more stock splits, reverse stock splits, stock dividends, recapitalizations, combinations or reclassifications, the Exchange Shares shall be appropriately adjusted. If between the date of this Agreement and the date on which the Company has issued all of the shares of the Contingent Consideration under this Agreement, the number of outstanding shares of Company Common Stock is increased or decreased as a result of one or more stock splits, reverse stock splits, stock dividends, recapitalizations, combinations or reclassifications, the Contingent Consideration shall be appropriately adjusted.

3. Management Employment Agreements. At or prior to Closing, Hantro and Eero Kaikkonen shall enter into an employment agreement substantially in the form attached hereto as Exhibit E (the “Management Employment Agreement”).

4. Representations, Warranties and Agreements of Hantro Stockholders. As material inducement to the Company to enter into this Agreement and to close hereunder and except as set forth in the disclosure schedules delivered by the Hantro Stockholders to the Company on the date of this Agreement and attached hereto (the “Hantro Disclosure Schedules”), each Hantro Stockholder hereby, severally and not jointly, makes the following representations, warranties and agreements to and with the Company, which representations, warranties and agreements shall be true and correct as of the date of this Agreement and as of the Closing Date (except as expressly provided in the applicable representation):

4.1. Ownership of Hantro Shares and Hantro Options. Each Hantro Stockholder is the beneficial and record owner of the Hantro Shares and the Hantro Options listed next to the name of such Hantro Stockholder on Exhibit C and such Hantro Stockholder has and at Closing shall transfer to the Company, good, marketable and unencumbered title to such Hantro Shares and Hantro Options, free and clear of all liens, security interests, pledges, claims, options and rights of others. There are no restrictions on each such Hantro Stockholder’s right to transfer such Hantro Shares and Hantro Options to the Company at Closing pursuant to this Agreement. No share certificates or interim certificates for the Hantro Shares and option certificates (in Finnish, “optiotodistus”) for Hantro Options have been issued, nor has any decision to issue such certificates been made or resolved to be made. Each Investor Stockholder is a Hantro Stockholder as of the date of this Agreement.

4.2. Valid and Binding Agreement. This Agreement and the other Hantro Stockholder Agreements to be executed and delivered by each Hantro Stockholder have been duly executed and delivered by such Hantro Stockholder, or will be duly executed and delivered by such Hantro Stockholder, as the case may be, and constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of such Hantro Stockholder, enforceable against such Hantro Stockholder in accordance with their respective terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of law.

4.3. Agreement Not in Breach of Other Instruments Affecting Hantro Stockholder. The execution and delivery of this Agreement and the other Hantro Stockholder Agreements, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by such Hantro Stockholder do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, any agreement, governing documents or other instrument by which such Hantro Stockholder is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation.

4.4. Execution by all Hantro Stockholders. All of the Hantro Stockholders have executed and delivered the Power of Attorney and the Stockholder Certificate to the Authorized Representative, each Power of Attorney so delivered is substantially in the form of Exhibit B and each Stockholder Certificate so delivered is substantially in the form of Exhibit I to the Power of Attorney. As a result thereof, this Agreement is the legal, valid and binding obligation of each of the Hantro Stockholders.

4.5. Expenses of the Share Exchange. When delivered by the Authorized Representative pursuant to Section 15(a)(xi), the certificate of the Authorized Representative will set forth a true, correct and complete list of all fees, expenses and disbursements of the Hantro Stockholders and their advisors (the “Share Exchange Expenses”) incurred until the Closing Date in connection with the Share Exchange.

5. Representations, Warranties and Agreements of Hantro Stockholders as to Hantro. As material inducement to the Company to enter into this Agreement and to close hereunder and except as set forth in the Hantro Disclosure Schedules, each of the Hantro Stockholders, severally and not jointly, makes the following representations, warranties and agreements to and with the Company, which representations, warranties and agreements shall be true and correct as of the date of this Agreement and as of the Closing Date (except as expressly provided in the applicable representation):

5.1. Corporate Status of Hantro, Outstanding Stock. (a) Hantro is a corporation duly organized, validly existing under the laws of Finland and has the power and authority to own its properties and to carry on its business as it is now being conducted. Hantro has an issued share capital of €178,813.06, with bookkeeping value of €.001 euros per share (not precise value), of which 21,548,097 Series A shares, 26,633,229 Series B shares, 90,631,737 Series C shares and 40,000,000 Series D shares, and options to subscribe for 78,936,922 Series A shares (of which 280,754 options are non-allocated) and options to subscribe for 2,102,313 Series C shares (of which 103,106 options are non-allocated) and options to subscribe for 8,058,000 Series D shares (of which 183,000 options are non-allocated) are outstanding and owned by the Hantro Stockholders (except for the above stated non-allocated options). The Board of Directors of Hantro has on 19 April 2007 resolved to issue to certain employees of Hantro in the aggregate 4,000,000 additional D-options, which are currently in the process of registration. All of the Hantro Shares are validly issued and fully paid. Except for the conversion of the Bridge Loan I and the Bridge Loan II, both as described in Section 8.1 and except for the aforementioned options to purchase 89,097,235 shares (and the additional 4,000,000 options entitling to 4,000,000 D-shares) as set forth in more detail in Section 5.1(b), there are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of Hantro, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements, or other instruments or agreements. The minute books and stock records or similar documentation of Hantro are complete and accurate in all material respects and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct and complete copies of Hantro’s minutes of the Board of Directors for the period between January 1, 2004 and April 30, 2007 and copy of the shareholders record, including Hantro’s Articles of Association (in Finnish: yhtiöjärjestys) and all amendments thereto and the extract from the trade register relating to Hantro have been delivered to, or made available for inspection by, the Company, and no changes thereto are pending and no decisions requiring registration have been made or filed. Hantro is not in default under or in violation of any provision of its Articles of Association.

(b) Schedule 5.1(b) of the Hantro Disclosure Schedules sets forth a listing of all outstanding Hantro Options and the exercise periods under such Hantro Options.

(c) Exhibit C sets forth the names of all of the Hantro Stockholders.

5.2. Subsidiaries and Joint Ventures, Corporate Status and Outstanding Stock of Subsidiaries. Schedule 5.2 of the Hantro Disclosure Schedules lists all of Hantro’s direct and indirect subsidiaries (each a “Hantro Subsidiary” and collectively, the “Hantro Subsidiaries”) and all of Hantro’s direct and indirect partnership interests and other interests of any kind in any corporation, partnership, joint venture, association or other entity. Each Hantro Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective country of incorporation, as set forth on Schedule 5.2 of the Hantro Disclosure Schedules, has the power and authority to own its properties and to carry on its business as it is now being conducted. Each Hantro Subsidiary has the authorized capital, with such par value and number of shares outstanding as are set forth on Schedule 5.2 of the Hantro Disclosure Schedules and all of the outstanding shares of capital stock of each Hantro Subsidiary have been duly authorized and validly issued, are fully paid and/or contributed as required by the appropriate Organizational Documentation of the Hantro Subsidiary. Except as set forth in Schedule 5.1(b) of the Hantro Disclosure Schedules, no shares of capital stock of any of the Hantro Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of any Hantro Subsidiary, nor are there any commitments to issue or execute any such options, warrants, rights, subscriptions, or other instruments or agreements. There are no restrictions of any kind which prevent the payment of dividends by any of the Hantro Subsidiaries. Neither Hantro nor any Hantro Subsidiary owns, directly or indirectly, any capital stock or other equity interest in any person or entity or has any direct or indirect equity or ownership interest in any person or entity, and neither Hantro nor any Hantro Subsidiary is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any person or entity save for payment obligations in the ordinary course of business. The minute books and stock records or similar documentation of each Hantro Subsidiary are complete and accurate in all material respects and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct and complete copies of the Hantro Subsidiaries’ constitutional documentation have been delivered to, or made available for inspection by, the Company, and no changes thereto are pending and no decisions requiring registration have been made or filed. The Hantro Subsidiaries are not in default or in violation of any provision of their constitutional documentation. Hantro is, and at the Closing shall be, the beneficial and record owner of all of the issued and outstanding shares of capital stock or other interests of each Hantro Subsidiary. Hantro has, and at the Closing shall have, good, marketable and unencumbered title to such shares or interests, free and clear of all liens, security interests, pledges, claims, options and rights of others.

5.3. Officers; Directors; Bank Accounts. Set forth on Schedule 5.3 of the Hantro Disclosure Schedules is a correct and complete list of all members of the Board of Directors, managing directors and other directors and officers of Hantro and the Hantro Subsidiaries. A complete list of all bank accounts and safe deposit boxes of Hantro and the Hantro Subsidiaries and all persons authorized to make withdrawals from such accounts or sign checks drawn on such accounts and to have access to such safe deposit boxes has been provided to the Company.

5.4. Financial Statements. The audited group balance sheet of Hantro and the Hantro Subsidiaries for the years ended December 31, 2005 and 2006, and the related group statements of profit and loss and statement of sources and applications of funds for the years ended December 31, 2004, 2005 and 2006, and all related schedules and notes to the foregoing, were prepared in conformity with Finnish GAAP consistently applied with prior years, and the unaudited quarterly consolidated balance sheet as of March 31, 2007, and the unaudited quarterly group statement of profit and loss and statement of sources and applications of funds for the three-month period ended March 31, 2007, prepared in conformity with Finnish GAAP consistently applied with prior periods, copies of all of which constitute Schedule 5.4 of the Hantro Disclosure Schedules, fairly present in all material respects the consolidated financial position of Hantro and the Hantro Subsidiaries as at the dates of such balance sheets, and the consolidated results of the operations and cash flows of Hantro and the Hantro Subsidiaries for the periods ended on such dates, except that the unaudited information is subject to normal and recurring year-end adjustments.

5.5. No Conflicts; Consents. Except as set forth on Schedule 5.5 of the Hantro Disclosure Schedules, none of the execution, delivery or performance of this Agreement or the other Hantro Stockholder Agreements by the Hantro Stockholders, the consummation by the Hantro Stockholders of the Share Exchange or compliance by the Hantro Stockholders with any of the provisions of this Agreement or the other Hantro Stockholder Agreements will (A) conflict with or result in any breach of any provision of the articles of incorporation, the bylaws or similar organizational documents of Hantro or of any of the Hantro Stockholders, (B) require any filing by Hantro or by any of the Hantro Stockholders with, or permit, authorization, consent or approval of or notice to, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, or any other federal, state, local or foreign authority or forum (a “Governmental Authority”), (C) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement, understanding or other instrument or obligation to which Hantro or any of the Hantro Stockholders is a party or by which any of them or any of their properties or assets may be bound (each, a “Contract”), except for any Contracts related to Intellectual Property, or (D) violate in any material respect any order, writ, injunction, decree, consent decree, statute, rule or regulation (“Order”) applicable to Hantro or any of the Hantro Stockholders, or any of their respective properties or assets, except in the case of clauses (B) and (C) for (i) such failures to obtain such permits, authorizations, consents or approvals, (ii) any failure to make such filings or give such notices, and (iii) any such breaches, defaults or violations which would not, individually or in the aggregate, reasonably be expected to have a Hantro Material Adverse Effect. A “Hantro Material Adverse Effect” means any change(s), event(s), development(s) or circumstance(s) which, individually or in the aggregate, would have a materially adverse effect, either in the short term or in the long term (other than on a temporary basis), on the business, results of operations, assets, liabilities or condition (financial or otherwise) of Hantro; provided, that any adverse effect resulting primarily from the following shall be disregarded in determining whether there has been a Hantro Material Adverse Effect: (A) changes in the Finnish or world economy generally which do not disproportionately affect Hantro in any material respect, (B) changes in the industries in which Hantro operates which do not disproportionately affect Hantro in any material respect, (C) conditions, events, or circumstances resulting from or arising out of the public announcement of the execution of this Agreement or the transactions contemplated hereby, (D) conditions, events, or circumstances resulting from or arising primarily out of any actions taken by the Company or (E) any conditions, events, or circumstances caused by the taking of any action by Hantro or the Hantro Stockholders that has been approved in writing by the Company.

5.6. Real Estate.

(a) Neither Hantro nor any Hantro Subsidiary has any obligation or duty relating to, or any right, title or interest in, any real estate except those properties disclosed on Schedule 5.6(a) of the Hantro Disclosure Schedules which Hantro or the Hantro Subsidiaries leases or subleases, as tenant or subtenant (the “Hantro Leased Properties”). Except as set forth in Schedule 5.6(a) of the Hantro Disclosure Schedules, all Hantro Leased Properties are available to be used without restriction in the conduct and operation of the business of Hantro and the Hantro Subsidiaries. The Hantro Leased Properties are in normal operating condition and repair save for normal wear and tear and do not require any material repairs other than normal routine maintenance to maintain them in normal condition and repair.

(b) Neither Hantro nor any Hantro Subsidiary has received any written notice from any insurance company which has issued a policy with respect to any of the Hantro Leased Properties or from any public official or board of fire underwriters (or any other body exercising similar functions) claiming any defects or deficiencies in, or suggesting or requesting the performance of any repairs, alterations or other work to, any of the Hantro Leased Properties, except for any written notices as to which all defects and suggested repairs, alterations or other work have been fully performed.

(c) All certificates of occupancy or similar documentation and all other licenses, permits, authorizations, consents, certificates and approvals required by all Governmental Authorities having jurisdiction over the Hantro Leased Properties to the extent required to be obtained by the tenant or subtenant under the Leases (as defined in Section 5.6(d)) for the Hantro Leased Properties and any requisite certificates of the local board of fire underwriters (or any other body exercising similar functions) have been issued for the Hantro Leased Properties, have been paid for (to the extent applicable), are unconditional, valid and in full force and effect, and will not be invalidated, violated or otherwise adversely affected by the execution or performance of this Agreement or the consummation of any of the transactions contemplated herein. Each of Hantro and any Hantro Subsidiary which is a tenant under any of the Leases and any subtenant of Hantro or any Hantro Subsidiary under any of the Leases is in material compliance with all laws applicable to the use and occupancy by a tenant of the Hantro Leased Properties.

(d) (i) (A) All leases or subleases and any and all amendments and supplements thereto (collectively, the “Leases”) of the Hantro Leased Properties, whether oral or written, are disclosed on Schedule 5.6(d) of the Hantro Disclosure Schedules, including for each its date, the name of the landlord (and owner if different from the landlord), the name of the lessee and any sublessee, the location and use of the property, the monthly base rental payment date and the lease expiration date; (B) Hantro has delivered to the Company true, correct and complete copies of all Leases; (C) except as disclosed on Schedule 5.6(d) of the Hantro Disclosure Schedules, Hantro or a Hantro Subsidiary is the holder of the lessee’s or sublessee’s interest, as applicable, in each Lease and neither Hantro nor any Hantro Subsidiary has assigned any Lease or any interest therein or subleased any portion of the Hantro Leased Properties; (D) each Lease is in full force and effect; (E) each of Hantro and any Hantro Subsidiary which is a tenant under the Leases is paying its rent currently and has not asserted any claim for set-off against rent which has not been resolved; (F) neither Hantro nor any Hantro Subsidiary is, and, to the Knowledge of Hantro Stockholders, each landlord under any Lease is not, in default under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a default by Hantro or any Hantro Subsidiary or, to the Knowledge of Hantro Stockholders, any landlord under any Lease; and (G) neither the execution or performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in a breach of or constitute a default under any of the Leases.

5.7. Personal Property. Except as disclosed on Schedule 5.7 of the Hantro Disclosure Schedules, (A) Hantro and each Hantro Subsidiary has good, valid and marketable title to all personal property, tangible and intangible owned by it, free and clear of all liens, mortgages, pledges, security interests, encumbrances and claims of every kind or character, except for Permitted Encumbrances; (B) Hantro or a Hantro Subsidiary is the owner, lessee or licensee of all the personal property that it uses in the operation of its business; and (C) all equipment, furniture and fixtures, and other tangible personal property of Hantro and each Hantro Subsidiary is in reasonable operating condition and repair save for normal wear and tear and does not require any material repairs other than normal routine maintenance to maintain such property in reasonable operating condition and repair.

5.8. Intellectual Property.

(a) Except as set forth in Schedule 5.8(a) of the Hantro Disclosure Schedules, Hantro owns and has good and exclusive title, or has a valid, subsisting and enforceable license (sufficient for the conduct of the business of Hantro, as historically conducted and as conducted as of the date of this Agreement) to all Hantro Intellectual Property. Except as set forth in Schedule 5.8(a) of the Hantro Disclosure Schedules, there are no proceedings or actions currently before any court, arbitral body, tribunal or similar authority anywhere in the world relating to the Owned Intellectual Property or, to the Knowledge of Hantro Stockholders, Licensed Intellectual Property, and no Owned Intellectual Property is subject to, nor, to the Knowledge of Hantro Stockholders, is any Licensed Intellectual Property subject to, any outstanding, order, judgment, injunction, stipulation or decree restricting in any manner the Use thereof by Hantro, or which may affect the validity, Use or enforceability thereof. Except as set forth in Schedule 5.8(a), Hantro has the right to bring actions for infringement of all Owned Intellectual Property.

(b) Schedules 5.8(b)(i), (ii) and (iii) of the Hantro Disclosure Schedules set forth a complete and accurate listing of: (i) all Owned Intellectual Property material to the business of Hantro; (ii) all licenses, sublicenses, options, covenants not to sue and other Contracts by which any options, licenses or other rights with respect to any Hantro Intellectual Property are granted by Hantro to any third party, including any Contracts pursuant to which Hantro has agreed to any restriction on the right of Hantro to Use or enforce any Hantro Intellectual Property, (“Outbound Licenses”); and (iii) all licenses, sublicenses, options, covenants not to sue and other Contracts pursuant to which Hantro is granted any options, licenses or other rights with respect to any Licensed Intellectual Property (other than commercially available off-the-shelf software licenses with an acquisition cost of less than $1,000 per copy, seat, CPU, or named user) (“Inbound Licenses”), respectively. The Inbound Licenses and the Outbound Licenses constitute all of the Contracts relating to any Hantro Intellectual Property, and except as set forth on Schedule 5.8(b)(ii) of the Hantro Disclosure Schedules, each of the Inbound Licenses and the Outbound Licenses is in full force and effect and is valid and binding on all parties thereto and enforceable in accordance with its terms. Except as set forth on Schedule 5.8(b)(ii) or Section 5.8(d)(B) of the Hantro Disclosure Schedules, to the Knowledge of Hantro Stockholders, there exists no event of default or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by Hantro, or, to the Knowledge of Hantro Stockholders, any other party, under any of the Inbound Licenses or the Outbound Licenses. All Use by Hantro of Hantro Intellectual Property is in accordance with the terms of all applicable Inbound Licenses and Outbound Licenses. Except as set forth in Schedule 5.8(d)(B), other than the right to grant limited sublicenses for executable programs, none of the Outbound Licenses grant any third party any right to sublicense any Hantro Intellectual Property. None of the Outbound Licenses: (I) grant any third party exclusive rights to or under any Hantro Intellectual Property; (II) restrict the Use (except the inherent restriction to grant exclusive licenses) of any Hantro Software in any particular market or industry, with respect to any particular customer, with respect to any particular application, or in any particular geographic area; or (III) contain any obligation of Hantro or its Affiliates to negotiate with respect to or enter into a license for any future developed Hantro Intellectual Property or component thereof, except for any support and maintenance obligations under the Outbound Licenses. Prior to the Closing Date, Hantro has provided the Company with true and complete copies of all Outbound Licenses and Inbound Licenses.

(c) Schedule 5.8(c)(A) of the Hantro Disclosure Schedules contains a true and complete list of all Hantro Registered Intellectual Property. The registration (or similar filing) with respect to each item of Hantro Registered Intellectual Property is valid and subsisting except as indicated on Schedule 5.8(c)(B) of the Hantro Disclosure Schedules. Hantro is the owner of record of all Hantro Registered Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with Hantro Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in Finland or foreign jurisdictions (including, without limitation, in the United States), as the case may be, for the purposes of prosecuting or maintaining Hantro Registered Intellectual Property, except where the failure to do so would not be reasonably likely to materially adversely affect Hantro’s rights in Hantro Registered Intellectual Property. Schedule 5.8(c)(C) of the Hantro Disclosure Schedules sets forth a list of all actions that are required to be taken within ninety (90) days of the Closing Date with respect to any Hantro Registered Intellectual Property. Schedule 5.8(c)(D) of the Hantro Disclosure Schedules identifies, and Hantro has provided copies of all Intellectual Property applications for which prosecution has continued.

(d) Schedule 5.8(d)(A) of the Hantro Disclosure Schedules lists all Hantro Software other than Off-the-Shelf Software and accurately identifies which of such Software is owned by Hantro, which is licensed under any form of public source or “open source” license (and discloses the specific type of public source or “open source” license), and which is licensed to Hantro on a proprietary basis. Except as set forth in Schedule 5.8(d)(B) of the Hantro Disclosure Schedules, and except pursuant to a valid, written license, no source code for any Hantro Software owned by Hantro has been delivered, licensed, or is subject to any source code escrow obligation by Hantro, to any third party. The source code and system documentation relating to the Hantro Software owned by Hantro and having been delivered under an Outbound License to a third party: (A) have at all times been maintained in confidence; and (B) have been disclosed only to employees and consultants of Hantro having a “need to know” the contents thereof in connection with the performance of their duties to Hantro and who are obligated to keep such information confidential, or pursuant to license agreements containing equivalent restrictions. No source code or system documentation relating to the Hantro Software owned by Hantro: (A) has been provided to a consortium or similar organization; or (B) has been provided in contravention of Hantro’s policies or practices designed to protect Hantro’s trade secrets and confidential information. Except as set forth on Schedule 5.8(d)(C) of the Hantro Disclosure Schedules, none of the Hantro Software listed on Schedule 5.8(d)(A) of the Hantro Disclosure Schedules incorporates or is based on or is a Derivative Work of any third party code that is subject to the terms of, or licensed to Hantro pursuant to, any form of public source or “open source” license (an “Open Source Work”), such that the public source or “open source” license imposes conditions on the terms and conditions under which the Software may be used or distributed. No modifications to any Open Source Works were made by any third party consultants. As used herein, “Derivative Work” shall have the meaning provided in Section 101 of Title 17 of the United States Code or paragraph 1 of Section 4 of the Finnish Copyright Act. With respect to each Open Source Work, Schedule 5.8(d)(C) of the Hantro Disclosure Schedules identifies the underlying Open Source Work, the particular Hantro Software in which such Open Source Work is present, the general nature of any modifications to such Open Source Works in the Hantro Software, and whether such modifications were made by Hantro or by a third party contractor.

(e) Except as set forth on Schedule 5.8(e)(A) of the Hantro Disclosure Schedules, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (A) breach, violate or conflict with, or result in the modification, cancellation, or suspension of any instrument or other Contract relating to any Hantro Intellectual Property, (B) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Hantro Intellectual Property or any of Hantro’s rights therein or thereto, (C) in any way impair any existing right of Hantro to Use, or to bring any action for the infringement of, any Hantro Intellectual Property, or any portion thereof, or (D) give rise to any right to increase or accelerate the payment of any, royalties, fees or other payments to any third party. Except as set forth in Schedule 5.8(e)(B) of the Hantro Disclosure Schedules, the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated by this Agreement, will not result in (A) either the Company or any of its Affiliates granting to any third party any right or license to or with respect to any Intellectual Property right owned by or licensed to either of them prior to the Closing Date; (B) either the Company or any of its Affiliates being bound by, or subject to, any non-compete, covenant not to sue, or other restriction on the operation or scope of their respective businesses, or (C) either the Company or any of its Affiliates being obligated to pay any royalties or other amounts to any third party in excess of those payable by Hantro prior to the Closing.

(f) Except as set forth on Schedule 5.8(f) of the Hantro Disclosure Schedules, there are no royalties, honoraria, fees or other payments payable by Hantro to any third party for the purchase, license (or sublicense) of Hantro Intellectual Property, including, without limitation, any payments to unions, guilds or licensing societies.

(g) Hantro owns and has good and exclusive title to all Owned Intellectual Property free and clear of any lien or encumbrance. After the Closing, all Owned Intellectual Property will be fully transferable, alienable or licensable by Hantro without restriction and without payment of any kind to any third party.

(h) No Use of any Hantro Product by Hantro breaches, has violated or conflicted with, or violates or conflicts with any license (or sublicense) or other Contract of Hantro with any third party. The Use of the Hantro Products and the conduct of the business of Hantro has not, and does not, infringe or misappropriate, any common law or statutory rights of any third party, including, without limitation, rights relating to defamation, contractual rights, rights of privacy or publicity. To the Knowledge of the Hantro Stockholders, no third party has breached or violated or is breaching or violating any Contract with Hantro relating to any Hantro Intellectual Property, or has infringed or misappropriated or is infringing or misappropriating any Hantro Intellectual Property. Except as set forth in Schedule 5.8(h) of the Hantro Disclosure Schedules, Hantro has received no notice (whether in the form of invitation to license or otherwise) from any third party that any Hantro Intellectual Property, the Use of any Hantro Product, or the conduct of the business of Hantro, has infringed or misappropriated or does or will infringe or misappropriate any common law or statutory rights of any other third party, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property or other proprietary rights, rights of privacy or publicity, nor is there any basis for any such assertion. At no time has Hantro distributed any Hantro Products with the object of promoting their use to infringe copyright, demonstrated or recommended infringing uses of Hantro Products or otherwise made any statements or taken any actions directed to promoting infringement. No Hantro marketing, promotional, customer service or advertising materials or activities in any way condone, promote, or otherwise help to induce or instruct how to engage in, copyright infringement. Except as set forth in Schedule 5.8(h) of the Hantro Disclosure Schedules, there is no pending or threatened claim, litigation or proceeding contesting or challenging the ownership of or the validity or enforceability of, or Hantro’s right to Use, any Owned Intellectual Property, nor is there any basis for any such claim, litigation or proceeding. Except as set forth in Schedule 5.8(h) of the Hantro Disclosure Schedules, to the Knowledge of the Hantro Stockholders, there is no pending or threatened claim, litigation or proceeding contesting or challenging the ownership of or the validity or enforceability of, or Hantro’s right to Use, any Licensed Intellectual Property, nor is there any basis for any such claim, litigation or proceeding.

(i) Except as set forth in Schedule 5.8(i) of the Hantro Disclosure Schedules, Hantro has validly and effectively obtained the right and license to use, copy, modify, distribute and create Derivative Works of all third-party programming and materials contained in the Hantro Software and related technical documentation pursuant to the Inbound Licenses. The Hantro Software and technical documentation contain no other programming or materials in which any third party may claim superior, joint, or common ownership, including any right or license, except with respect to the Excluded Technologies as set forth in Schedule 5.8(i) of the Hantro Disclosure Schedules. Hantro retains no liability for, or obligation to pay any amount with respect to, the Excluded Technologies contained in or distributed with the Hantro Products.

(j) Hantro has taken and will continue through the Closing Date to take all commercially reasonable steps necessary, appropriate or desirable to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all of its confidential information and trade secrets, including, without limitation, all unpublished patent applications and provisional patent applications and all patentable inventions for which Hantro has not filed a patent application. Hantro, its current and former officers, employees, consultants and independent contractors have not disclosed to any third party who is not under a duty of confidentiality or who is not entitled to receive such information or materials any confidential information or trade secret of Hantro or any confidential information or trade secret of any third party that has been disclosed to Hantro pursuant to a nondisclosure obligation.

(k) Except as set forth in Schedule 5.8(k) of the Hantro Disclosure Schedules, all current and former officers, employees, consultants and independent contractors of or to Hantro and all other third parties that created, prepared or delivered works (including any materials and elements created, prepared or delivered by such parties in connection therewith) for or on behalf of Hantro, and all Persons involved in the development of any technology, Software or Intellectual Property for or on behalf of Hantro, in each case, which is incorporated into a Hantro Product, have entered into valid and enforceable agreements with Hantro pursuant to which Hantro has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of all such third party’s Intellectual Property in such work, material or invention and such third party has not retained any rights with respect thereto. Such agreements provide that all right, title and interest (including all Intellectual Property rights) in and to such works (including any materials and elements created, prepared or delivered by such parties in connection therewith) are assigned, or such parties are obligated to assign such works, to Hantro, and all amounts due and payable for such works have been paid in full. None of the Owned Intellectual Property was developed by any employee of Hantro outside of the scope of such individual’s employment with Hantro or prior to the date such individual commenced his or her employment with Hantro.

(l) Hantro has at all times complied with all applicable legal requirements relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of Hantro. Except as set forth in Schedule 5.8(l) of the Hantro Disclosure Schedules, Hantro has at all times complied in all respects with all rules, policies and procedures established by Hantro from time to time with respect to the foregoing. No claims have been asserted or threatened against Hantro by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such laws, regulations, rules, policies or procedures and nor is there a basis for any such claim. With respect to all personal and user information gathered or accessed in the course of the operations of Hantro, Hantro has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of Hantro Stockholders, there has been no unauthorized access to or other misuse of that information.

(m) All Hantro Software delivered to Hantro customers or licensees is compliant with the warranties provided to such customer or licensee. To the Knowledge of the Hantro Stockholders, the Hantro Software does not contain any viruses, Trojan horses, worms or similar harmful code. Hantro has satisfactorily tested all Hantro Software to confirm that the Hantro Software does not contain any of the foregoing. Except as set forth in Schedule 5.8(m) of the Hantro Disclosure Schedules, as of the Closing Date, Hantro has the source code for all Hantro Software (excluding Licensed Software with respect to which no rights to source code are granted to Hantro), which source code is sufficient to permit a software programmer with ordinary skills who is unfamiliar with the Software to recreate executables for, maintain, enhance and otherwise modify the Software.

(n) The technical documentation related to the Hantro Software owned by Hantro includes the source code, system documentation, statements of principles of operation and schematics for the Hantro Software, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. Such technical documentation also includes any program (including compilers), “workbenches,” tools and higher level (or “proprietary”) language used for the development, maintenance, and implementation.

(o) Hantro maintains a policy of documenting all bugs, errors and defects in all the Hantro Products. To the Knowledge of Hantro Stockholders, Hantro has documented all material bugs, errors and defects in compliance with such policy, and has retained a complete copy of such documentation. Hantro will have, as of the Closing Date, furnished such copy to the Company.

(p) There are no contracts, agreements, license or other commitments or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Hantro Products or any other independent salesperson, distributor, sublicensor or other remarketer or sales organization, except for the Contracts identified in Schedule 5.8(p) of the Hantro Disclosure Schedules.

5.9. Indebtedness. Except as disclosed in Schedule 5.9(a)(A) of the Hantro Disclosure Schedules, neither Hantro nor any of the Hantro Subsidiaries is liable for any indebtedness for borrowed money. All Contracts pursuant to which the Finnish Funding for Technology and Innovation (“TEKES”) or any other Governmental Authority has granted financing or subsidies to Hantro or any of the Hantro Subsidiaries have been identified in Schedule 5.9(a)(B) of the Hantro Disclosure Schedules and true and complete copies of all such Contracts have been delivered to the Company. Hantro has fulfilled all of its obligations arising out of or relating to the financing or subsidies granted by TEKES and any other Governmental Authority, if any, to the extent such obligations relate to the time period before the Closing so as to not result in: (i) Hantro being or becoming obligated in the future to repay the subsidies or to immediately repay the financing, (ii) TEKES or the relevant Governmental Authority being entitled to cease financing of an on-going project in accordance with any Contract identified in Schedule 5.9(a)(B) of the Hantro Disclosure Schedules; or (iii) Hantro being or becoming obligated in the future to transfer the ownership of any of the Hantro Intellectual Property or other rights thereto developed by or for Hantro to TEKES or any other Governmental Authority.

5.10. Accounts Receivable. Each of the accounts receivable of Hantro and the Hantro Subsidiaries outstanding as of the Closing Date constitutes on such date a valid claim in the full amount thereof against the debtor charged therewith on the books of Hantro or the Hantro Subsidiaries and was acquired in the ordinary course of Hantro’s or the Hantro Subsidiaries’ business. No account debtor has any valid set-off, deduction or defense with respect thereto and no account debtor has asserted any such set-off, deduction or defense. Subject to any reserve for doubtful accounts set forth in the Net Worth Statement, such accounts receivable will be fully collected to the extent of the face value thereof.

5.11. Insurance. Hantro and the Hantro Subsidiaries maintain insurance policies bearing the numbers, for the terms, with the companies, in the amounts, having the named insureds, providing the general coverage, and with the premiums disclosed on Schedule 5.11 of the Hantro Disclosure Schedules. All of such policies are in full force and effect and neither Hantro nor any Hantro Subsidiary is in default of any provision thereof and all premiums due (without regard to any grace period) with respect to such policies have been paid. Neither Hantro nor any Hantro Subsidiary has been refused any insurance for which it has applied and has not received notice from any issuer of any policy issued to it of the insurer’s intention to cancel or refusal to renew any such policy issued by such insurer. True, correct and complete copies of all such policies have been made available to the Company.

5.12. Liabilities. To the Knowledge of the Hantro Stockholders, at the Closing, neither Hantro nor any Hantro Subsidiary shall have any material liabilities, whether fixed, contingent, or otherwise, (whether or not required to be reflected in the consolidated profit and loss statement and balance sheet prepared in conformity with Finnish GAAP) other than (i) those set forth or adequately provided for in the balance sheet included in the consolidated profit and loss statement and balance sheet of Hantro prepared in conformity with Finnish GAAP for the year ended December 31, 2006 (the “Hantro Balance Sheet”), (ii) those set forth in Schedule 5.12 of the Hantro Disclosure Schedules, (iii) those incurred in the conduct of the business of Hantro or any Hantro Subsidiary since the date of the Hantro Balance Sheet in the ordinary course of business, which, individually or in the aggregate, are not material in nature or amount, (iv) those incurred pursuant to the terms of Contracts disclosed in the Hantro Disclosure Schedules or incurred pursuant to the terms of Contracts that are not required to be disclosed in the Hantro Disclosure Schedules, provided, in each case specified in clause (iv), that Hantro or the Hantro Subsidiary is not in breach of or default under any of such Contracts; and (v) those incurred pursuant to the obligations of Hantro or any Hantro Subsidiary under applicable law, provided that such liabilities are not a result of Hantro or any Hantro Subsidiary being in breach of or default under any of such obligations.

5.13. Contracts, Leases, Agreements and Other Commitments.

(a) All of the Hantro Agreements (as hereinafter defined) are in full force and effect and are valid, binding and enforceable against Hantro or the Hantro Subsidiaries, as the case may be, and against the other respective parties thereto, in accordance with their respective terms. Hantro, the Hantro Subsidiaries and, to the Knowledge of the Hantro Stockholders, all other parties to all of the Hantro Agreements have performed all material obligations required to be performed to date under the Hantro Agreements and none of Hantro, the Hantro Subsidiaries or, to the Knowledge of the Hantro Stockholders, any such other party is in any material default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default by Hantro or the Hantro Subsidiaries thereunder or otherwise result in any payment obligations on the part of Hantro or the Hantro Subsidiaries not reserved for in the financial statements of Hantro or the Hantro Subsidiaries which are included in Schedule 5.4. Except as set forth on Schedule 5.13 of the Hantro Disclosure Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice, the lapse of time, or both, result in an impairment or termination of, or result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any Hantro Agreement. Neither Hantro nor the Hantro Subsidiaries have received any written notice of any intention by any party to terminate or amend any Hantro Agreement.

(b) Hantro has made available to the Company all relevant information regarding (A) all outstanding written and oral proposals, bids, offers or guaranties made by Hantro or any Hantro Subsidiary, which, if accepted, would result in any or could impose any material debts, obligations or liabilities upon Hantro or any Hantro Subsidiary, and (B) unexpired warranties relating to Hantro’s and the Hantro Subsidiaries’ products or services, detailing the products or services covered by each warranty (the “Product Warranties”).

(c) For purposes of Section 5.13 the term “Hantro Agreements” means (A) any material written or oral contract or agreement, including but not limited to any contract or agreement for the purchase or sale of merchandise or for the rendition of services, (B) any material written or oral lease, or (C) any written or oral power of attorney, guaranty, surety arrangement or other material commitment granted by Hantro and/or any Hantro Subsidiary to or for the benefit of any third party. A “material” agreement, contract or lease shall mean an agreement, contract or lease pursuant to which Hantro or any Hantro Subsidiary is obligated, or reasonably expects to be required, to pay, or provide services valued at, or is entitled to receive, amounts in excess of $75,000 in any 12-month period. Any lease of real property shall be deemed a material lease.

5.14. Labor Relations, Employees.

(a) Set forth on Schedule 5.14(a) of the Hantro Disclosure Schedules is a list of:

(i) all collective bargaining or similar agreements and any written amendments thereto, to which Hantro or any Hantro Subsidiary is a party or by which it is bound;

(ii) all employment, managerial or advisory agreements to which Hantro or any Hantro Subsidiary is a party or by which it is bound; and

(iii) all material independent contractor or consulting agreements to which Hantro or any Hantro Subsidiary is a party or by which it is bound.

(b) Set forth on Schedule 5.14(b) of the Hantro Disclosure Schedules is a true and correct list of all employees of Hantro and each Hantro Subsidiary, broken down by location, together with their rate of compensation, title, original date of hire, period of notice for each employee of Hantro or a Hantro Subsidiary performing services for Hantro or a Hantro Subsidiary.

(c) Hantro has delivered to the Company true, complete and correct copies of all of the documents referred to in Schedule 5.14(a) of the Hantro Disclosure Schedules and all of the personnel policies, handbooks, procedures, and forms of employment applications relating to the employees of Hantro or any Hantro Subsidiary.

(d) Except as set forth on Schedule 5.14(d) of the Hantro Disclosure Schedules:

(i) there is no labor union representing or purporting to represent any of the employees of Hantro or any Hantro Subsidiary and neither Hantro nor any Hantro Subsidiary is subject to any collective bargaining agreements with any union representing or purporting to represent the employees of Hantro or any Hantro Subsidiary;

(ii) in the past five years, there have been no strikes, slowdowns, or other work stoppages, lockouts, grievance proceedings, arbitrations, labor disputes, lawsuits, administrative proceedings or representation questions pending or, to the Knowledge of the Hantro Stockholders, threatened, between Hantro or the Hantro Subsidiaries on the one hand, and any labor union representing or purporting to represent any employees of Hantro or any Hantro Subsidiary, on the other;

(iii) Hantro and the Hantro Subsidiaries have complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, overtime, bonuses, severance pay, benefits, occupational safety and health and the payment of social security, unemployment compensation and similar taxes, and neither Hantro nor any Hantro Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing;

(iv) there are no charges, suits, actions, administrative proceedings or investigations, and/or claims, instituted by or against, pending or, to the Knowledge of the Hantro Stockholders, threatened against, affecting, naming and/or involving Hantro or any Hantro Subsidiary, whether domestic or foreign, before any court, governmental agency, department, board of instrumentality, or before any arbitrator (collectively, “Actions”), concerning, or in any way related to the employees of Hantro or any Hantro Subsidiary, including, without limitation, Actions involving unfair labor practices, failure to pay wages or overtime, breach of implied or express employment contract, wrongful discharge and/or any other restriction on the right of Hantro or any Hantro Subsidiary to terminate its respective employees, employment discrimination, occupational safety and health, and workers’ compensation; and

(v) there are no post-employment benefits payable by Hantro or any Hantro Subsidiary, including, but not limited to, retiree medical, retiree life and retiree accidental death and disability benefits for current or former employees of Hantro or any Hantro Subsidiary.

(e) To the Knowledge of the Hantro Stockholders, no senior employee of Hantro or any Hantro Subsidiary will leave the employ of Hantro or any Hantro Subsidiary as a result of the transactions contemplated hereby.

5.15. Employee Benefit Plans.

(a) Hantro has made available to the Company a complete and accurate list of all employee benefit plans (the “Plans”) which Hantro or any Hantro Subsidiary maintain, sponsor, contribute to, is liable for (directly or indirectly) or is bound, legally or otherwise, including, without limitation, any profit-sharing, deferred compensation, bonus, payroll, sick leave, consulting, stock option, stock purchase, stock bonus, employee stock ownership plan, pension, retainer, retirement, vacation, change of control, disability, severance, insurance, welfare or incentive pay policy, agreement, practice or arrangement; any plan, agreement or arrangement if providing for fringe benefits or perquisites to employees, officers, directors or agents of Hantro or any Hantro Subsidiary, including but not limited to benefits relating to employer-supplied automobiles, clubs, medical, dental, hospitalization, life insurance and other types of insurance, retiree medical, retiree life insurance and any other type of benefits for retired and terminated employees.

(b) Each Plan is and has been maintained in compliance in all material respects with applicable law and with any applicable collective bargaining agreements or other contractual obligations.

(c) There is no unfunded liability with respect to any Plan.

(d) Each of Hantro and the Hantro Subsidiaries has funded each Plan in accordance with the terms of such Plan through the date hereof, including the payment of applicable premiums on insurance contract funding a Plan, for coverage provided through the date hereof.

(e) Except as contemplated herein or required by law, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Plan, policy, arrangement, statement, commitment or agreement which (either alone or upon the occurrence of any additional or subsequent event) will result in any obligation of Hantro or any Hantro Subsidiary to make any payment (whether of severance pay, including, and not limited to, salary, related vacation pay, pension pay and other similar payments and costs, or otherwise) or to accelerate, vest or increase the amount of benefits payable to any employee or former employee or director of Hantro or any Hantro Subsidiary. No Plan or agreement provides for the payment of severance benefits upon the termination of any employee’s employment.

(f) The financial statements which are included in Schedule 5.4 of the Hantro Disclosure Schedules, as well as the Net Worth Statement, properly and adequately reflect or will reflect, as applicable, in accordance with Finnish GAAP consistently applied with prior periods, any and all liabilities and obligations of Hantro and the Hantro Subsidiaries relating to any period ending on or prior to the date thereof or hereof, as applicable, relating to or in respect of current and former employees of Hantro or the Hantro Subsidiaries, for (A) unpaid compensation, salaries, wages, vacation pay, disability payments and other payroll items (including, without limitation, bonus, incentive or deferred compensation), (B) unpaid contributions, costs and expenses to or in respect of any Plans and (C) severance or other termination benefits relating to, resulting from or arising in respect of any termination of employment occurring on or prior to the date thereof or hereof, as applicable.

5.16. Litigation. Except for the matters set forth on Schedule 5.16 of the Hantro Disclosure Schedules, (A) neither Hantro nor any Hantro Subsidiary, nor any of their assets (including, without limitation, the Hantro Agreements), is a party or is subject to, or to the Knowledge of the Hantro Stockholders, threatened with, any suit, action, arbitration, administrative or other proceeding, either at law or in equity, or governmental investigation by or before any court, governmental department, commission, board, agency or instrumentality, domestic or foreign; (B) there is no judgment, decree, award or order outstanding against Hantro or any Hantro Subsidiary; (C) neither Hantro nor any Hantro Subsidiary is contemplating the institution by it of any suit, action, arbitration, administrative or other proceeding; and (D) to the Knowledge of the Hantro Stockholders, there is no basis for any suit, action, arbitration or administrative proceeding against Hantro or any Hantro Subsidiary, and there has been no occurrence that may result in a claim for damages against Hantro or any Hantro Subsidiary.

5.17. Suppliers and Customers. Hantro has made available to the Company a complete and accurate list of the names of all suppliers and technology licensors, customers and technology licensees of Hantro and the Hantro Subsidiaries which respectively contribute more than 5% of all revenues to, and orders and use of services and licensed technology from, Hantro and Hantro Subsidiaries taken as a whole (“Hantro Suppliers” and “Hantro Customers,” respectively). Except as set forth on Schedule 5.17 of the Hantro Disclosure Schedules, (A) no Hantro Supplier or Hantro Customer has canceled or otherwise terminated its relationship with Hantro or any Hantro Subsidiary, or (B) has during the last 12 months decreased materially its business with Hantro or any Hantro Subsidiary. To the Knowledge of the Hantro Stockholders, the Share Exchange will not adversely affect the relationship of Hantro or a Hantro Subsidiary with any Hantro Supplier or Hantro Customer.

5.18. Conflicting Interests. Except as disclosed on Schedule 5.18 of the Hantro Disclosure Schedules, no director, officer or manager of Hantro or any Hantro Subsidiary (A) has any pecuniary interest in any supplier or customer of Hantro or any Hantro Subsidiary or in any other business enterprise with which Hantro or any Hantro Subsidiary conducts business or with which Hantro or any Hantro Subsidiary is in competition; (B) is indebted to Hantro or any Hantro Subsidiary; (C) is a party to any transaction or agreement with Hantro or any Hantro Subsidiary (apart from such person’s status as a director, officer or manager as such); or (D) has any business or other interest in conflict with the interests of Hantro or any Hantro Subsidiary.

5.19. Compliance with Law and Regulations. Hantro and each Hantro Subsidiary is in compliance with, and has at all times during the past six years complied with, all requirements of local and foreign law and all requirements of all governmental, administrative or regulatory bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such Applicable Law. Without limiting the foregoing, Hantro and each Hantro Subsidiary has paid all monies to obtain, and has obtained and now holds, all licenses, permits, certificates, and authorizations needed or required for the conduct of its business as currently conducted and the current use of its properties and the premises occupied by it. Hantro and each Hantro Subsidiary has properly filed all reports and other documents required to be filed within the past six years with any local or foreign government, subdivision or agency thereof. In the past six years, neither Hantro nor any Hantro Subsidiary has received any notice from any government, municipality, administrative or regulatory authority, or any insurance or inspection body that any of its properties, facilities, equipment or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body. All licenses, permits, orders and approvals issued by any governmental body or agency currently in effect and pertaining to the property, assets or business of Hantro and the Hantro Subsidiaries are listed on Schedule 5.19 of the Hantro Disclosure Schedules and, except as noted on Schedule 5.19 of the Hantro Disclosure Schedules, none of the items so listed will lapse or expire as a result of the transactions contemplated hereby. To the Knowledge of Hantro Stockholders, except as set forth on Schedule 5.19 of the Hantro Disclosure Schedules, there are no regulations or legislation pending before any local or foreign government, government agency, administration body or legislature which, if adopted, would have a Hantro Material Adverse Effect.

5.20. Environmental Matters.

(a) Hantro and the Hantro Subsidiaries are and at all times have been in compliance with all Environmental Laws (as hereinafter defined) governing their business, operations, properties and assets. Neither Hantro nor any Hantro Subsidiary has received any communication from any Governmental Authority, employee, group or third party alleging that it is not in compliance or that it has investigatory or remedial obligations or other liability pursuant to Environmental Law. To the Knowledge of the Hantro Stockholders, there are no circumstances that may prevent or interfere with such full compliance or give rise to investigatory or remedial obligations or other liabilities pursuant to Environmental Law in the future.

(b) There are no Hantro Environmental Claims (as hereinafter defined) pending or, to the Knowledge of the Hantro Stockholders, threatened against Hantro or any Hantro Subsidiary.

(c) For purposes of this Agreement:

(i) “Hantro Environmental Claims” means any notice, lien, claim, action, cause of action, order, communication, investigation, or proceeding (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup, removal or remediation costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or threatened releases, into the environment of any Regulated Substance at any location, whether or not owned or operated by Hantro or any Hantro Subsidiary, and (b) circumstances forming the basis of any violation, or alleged violation, of, or liability pursuant to any Environmental Law; and

(ii) “Environmental Law” means any and all local or foreign laws, regulations, codes, orders, plans, injunctions, decrees, rulings, and judicial or administrative interpretations thereof, which govern, purport to govern, or relate to pollution, protection of the environment (including, without limitation, ground water, surface water, soil and air) and public health and safety;

5.21. Tax Matters.

(a) For purposes of this Agreement:

(i) “Return” and “Returns” mean any return, report, declaration, estimate, information statement, claim for refund, notice, form or any other kind of document, including any schedule or attachment thereto, and including amended versions of any of the foregoing, relating to or required to be filed in connection with any Tax.

(ii) “Tax” and “Taxes” means any local, foreign or other taxes (whether income, gross receipts, franchise, excise, customs, sales, use, value added, ad valorem, real or personal property, license, transfer, employment, social security or any other kind of tax or payment in lieu of tax no matter how denominated including any amount payable by either Hantro (and any Hantro Subsidiary) or the Company (or any Company Subsidiary), as applicable, pursuant to a tax-sharing or other agreement relating to the sharing or payment of tax), or any assessment, levy, impost, withholding, fee or other governmental charge in the nature of a tax, and shall include all additions to tax, interest, penalties and fines with respect thereto.

(b) Except as set forth on Schedule 5.21 of the Hantro Disclosure Schedules:

(i) Hantro and each Hantro Subsidiary has filed when due in a timely fashion all material Returns that are required to be filed on or before the date hereof and will file when due in a timely fashion all material returns that are required to be filed on or before the Closing Date by or with respect to Hantro and any Hantro Subsidiary (taking into account in each case all extensions of time within which to file to which they are entitled or which they may have been granted). All such Returns are correct and complete in all material respects. Neither Hantro nor any Hantro Subsidiary is the current beneficiary of any extension of time within which to file any Return. No claim has been made by a taxing authority in a jurisdiction where Hantro and any Hantro Subsidiary does not file Returns that any of them is or may be subject to or liable for any Tax imposed by that jurisdiction;

(ii) All Taxes shown to be due on the Returns referred to in clause (b)(i) for which each of Hantro and any Hantro Subsidiary is liable have been paid or will be paid prior to the due date thereof; all Taxes due on or before the date hereof for which no Return is required have been paid when due in a timely fashion; and all such Taxes for which no Return is required due on or before the Closing Date will be paid when due in a timely fashion (in each case taking into account all extensions of time within which to pay to which they are entitled or which they may have been granted). All unpaid Taxes attributable to any period ending on or prior to the Closing Date will be accrued in full on the Net Worth Statement. There are no liens on any assets of Hantro or any Hantro Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable;

(iii) Hantro and each Hantro Subsidiary has withheld or collected and paid or deposited all Taxes required to have been withheld or collected and paid or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, partner or other third party;

(iv) No taxing authority has asserted, or threatened to assert, any adjustment, deficiency or assessment for any Taxes against Hantro or any Hantro Subsidiary, none of the Returns referred to in Section 5.21(b)(i) are under examination or investigation by any taxing authority. Hantro has made available to the Company correct and complete copies of all local and foreign income Tax Returns filed, examination reports issued and statements of deficiencies assessed against or agreed to by Hantro or any Hantro Subsidiary or statements of deficiencies for which Hantro or any Hantro Subsidiary may be liable since December 31, 2002;

(v) Neither Hantro nor any Hantro Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax adjustment, assessment or deficiency except for such waivers or extensions which, by their terms, have elapsed as of the date of this Agreement;

(vi) Neither Hantro nor any Hantro Subsidiary has any income or gain that may be reportable for a period ending after the date hereof or the Closing Date without the receipt of an equal amount of cash, which is attributable to a transaction occurring in or a change in accounting method made for a period ending on or prior to the date hereof or the Closing Date;

(vii) There are no currently outstanding requests made by any of the Hantro Stockholders, Hantro or a Hantro Subsidiary for tax rulings, determinations or information that could affect the Taxes of Hantro or any Hantro Subsidiary; and

(viii) Neither Hantro nor any Hantro Subsidiary has any liability for taxes of any other person or entity, whether as a result of statutory or regulatory authority, contract or otherwise.

5.22. Conduct of Business; No Material Adverse Effect. Except as set forth on Schedule 5.22 of the Hantro Disclosure Schedules, since December 31, 2005, (A) Hantro and each of the Hantro Subsidiaries has conducted its business in the ordinary and usual course and (B) there has not been a Hantro Material Adverse Effect.

5.23. No Broker or Finder. Except for its obligation to Mooreland Partners LLP, neither Hantro nor the Hantro Stockholders have taken any action nor have they incurred any obligation, contingent or otherwise, which would give rise to a valid claim against Hantro Stockholders, Hantro, any Hantro Subsidiary and/or the Company by a broker, finder, agent or other intermediary for introducing the parties in connection with, or otherwise procuring, this Agreement or the transaction(s) contemplated hereby.

5.24. Statements and Other Documents Not Misleading. Neither this Agreement, including all Exhibits and Schedules, the Hantro Disclosure Schedules nor the Ancillary Documents thereto executed by Hantro or the Hantro Stockholders or any Person acting on behalf of Hantro or the Hantro Stockholders contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact necessary to be stated in order to make any statement contained therein not false or misleading.

5.25. Information in the Proxy Statement/Prospectus. The information supplied by the Hantro Stockholders for inclusion in the Proxy Statement/Prospectus (including the financial statements of Hantro included therein) will not, on the date of such Proxy Statement/Prospectus becomes effective, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they are made, not misleading.

5.26. Further Funding. Hantro is a party to a Loan Agreement ("Bridge Loan III"), dated May 11, 2007, with the Investor Stockholders named therein under which Hantro has the right to borrow up to €1,000,000 of proceeds (the "Bridge Loan III Proceeds") for its working capital purposes. Bridge Loan III is valid and enforceable against the lenders named therein. Each Hantro Stockholder acknowledges that the Share Component will be reduced by the Bridge Loan III Repayment Shares to be applied pursuant to Section 15(c).

6. Representations, Warranties and Agreements of the Company. As material inducement to the Hantro Stockholders to enter into this Agreement and to close hereunder, and except as set forth in the Company SEC Reports and in the disclosure schedules delivered by the Company to the Hantro Stockholders on the date of this Agreement and attached hereto (the “Company Disclosure Schedules”), the Company makes the following representations, warranties and agreements to and with the Hantro Stockholders, which representations, warranties and agreements shall be true and correct as of the date of this Agreement and as of the Closing Date:

6.1. Corporate Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to execute, deliver and perform this Agreement and the documents contemplated hereby. As of March 31, 2007 (the “Capital Structure Date”), the Company had authorized capital consisting of 170,000,000 shares of capital stock, of which 20,000,000 are shares of preferred stock, par value $0.01 per share, of which 1,889 shares of its Series D Preferred Stock were issued and outstanding as of the Capital Structure Date, and 150,000,000 are shares of Company Common Stock, of which 106,816,319 were issued and outstanding as of the Capital Structure Date. In addition, as of the Capital Structure Date, 9,441,639 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options granted pursuant to various stock option and stock award programs of the Company and 73,708,519 shares of Company Common Stock were reserved for issuance upon exercise of outstanding warrants. Except for the aforementioned options and awards to purchase shares of Company Common Stock that are restricted shares under equity-based compensation programs, of which options to purchase 9,751,015 shares were outstanding as of the Capital Structure Date, and for this Agreement, and except as disclosed in Schedule 6.1 of the Company Disclosure Schedules, there are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of the Company, nor are there any commitments to issue or execute any such options, warrants rights, shareholder agreements, or other instruments or agreements. All Exchange Shares issued pursuant to Section 2.1(b) will be, when so issued, and all Contingent Consideration issued pursuant to Section 2.2 will be, when so issued, duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights. Since the close of business on the Capital Structure Date, no shares of capital stock or other equity securities of the Company have been issued or reserved for issuance or become outstanding, other than the shares of Company Common Stock described in this Section 6.1 that have been issued upon the exercise of outstanding options or warrants or the conversion of convertible securities. The minute books and stock records or similar documentation of the Company are complete and accurate in all material respects and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct and complete copies of the Company’s minute books and stock records or similar documentation, including the Company’s certificate of incorporation to date, covering the period since January 1, 2003, have been delivered to, or made available for inspection by, the Authorized Representative or the Hantro Stockholders (for all purposes of this Agreement any delivery made to the Authorized Representative shall be deemed to have been made to each of the Hantro Stockholders). The Company is not in default under or in violation of any provision of its certificate of incorporation. Set forth on Schedule 6.1 of the Company Disclosure Schedules is a correct and complete list of all directors and officers of the Company and the Company Subsidiaries. The Company and each of its Subsidiaries are duly qualified or licensed and in good standing as a foreign corporation or other entity authorized to do business under the Laws of each jurisdiction where the character of the properties owned, leased or used by it or the nature of its activities makes such qualification or licensing necessary except where the failure of any such Subsidiary to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

6.2. Authority. Subject to the approval of a majority of the stockholders of the Company of this Agreement and the transactions contemplated herein, including the Company Charter Amendment (as hereinafter defined), the Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, to consummate the transactions contemplated hereby. This Agreement and the Ancillary Documents to be executed and delivered by the Company have been duly executed and delivered by the Company, or will be duly executed and delivered by the Company, as the case may be, and constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

6.3. Board Approvals and Required Vote. The Company Board of Directors (the “Board”), at a meeting duly called and held, has unanimously (i) determined, as of the date of this Agreement, that this Agreement, the Escrow Agreement and the Share Exchange and Contingent Consideration, taken together, are fair to and in the best interests of the stockholders of the Company; (ii) duly and validly approved, as of the date of this Agreement, and taken all corporate action required to be taken by the Board to authorize the transactions; and (iii) resolved to recommend, as of the date of this Agreement, that the stockholders of the Company accept, approve and adopt this Agreement, and none of the aforesaid actions by the Board has been amended, rescinded or modified. The affirmative vote of the stockholders of a majority of the outstanding Company Common Stock, voting as a single class, is the only vote of the stockholders of any class or series of the Company’s capital stock necessary to approve the transactions.

6.4. Non-Contravention. None of the execution, delivery or performance of this Agreement, the other Hantro Stockholder Agreements or the consummation of the Share Exchange, or compliance by the Company with any of the provisions of this Agreement or the other Hantro Stockholder Agreements will (A) conflict with or result in any breach of any provision of the (i) certificate of incorporation, the bylaws or similar organizational documents of the Company or (ii) state securities or blue sky laws, (B) require any filing by the Company with, or permit, authorization, consent or approval of, any Governmental Authority (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) the filing with the SEC and the Principal Trading Market of (1) a proxy statement relating to the Company Stockholders Meeting either separately or combined with a registration statement on SEC Form S-4 to be prepared and filed in connection with the issuance of the Exchange Shares (such registration statement, as amended or supplemented from time to time, combined with the Proxy Statement, being referred to as the “Proxy Statement/Prospectus”) and (2) such reports under Section 13(a), 13(d) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Hantro Stockholder Agreements and the Share Exchange, (iii) an application to list the shares with the Principal Trading Market and (iv) such filings and approvals as may be required by any applicable Finnish securities or takeover Laws or (v) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws), (C) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of its Subsidiaries or any of their properties or assets or (D) result in a breach of a default under any contract, note, bond, indenture, license, lease or other instrument to which the Company or any Subsidiary of the Company is bound, except in the case of clause (A)(ii), (B), (C) or (D) for such violations, breaches or defaults which would not reasonably be expected, individually or in the aggregate, to have a the Company Material Adverse Effect, to impair in any material respect the ability of the Company to perform its obligations under this Agreement or the other Hantro Stockholder Agreements or have a materially adverse effect or prevent or to materially delay the consummation of the Share Exchange. A “Company Material Adverse Effect” means any change(s), event(s), development(s) or circumstance(s) which, individually or in the aggregate, would have a materially adverse effect, either in the short term or in the long term (other than on a temporary basis), on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, that any adverse effect resulting primarily from the following shall be disregarded in determining whether there has been a Company Material Adverse Effect: (A) changes in the United States or world economy generally which do not disproportionately affect the Company in any material respect, (B) changes in the industries in which the Company and the Company Subsidiaries operate which do not disproportionately affect the Company and its Subsidiaries in any material respect, (C) any conditions, events, or circumstances resulting from or arising out of the public announcement of the execution of this Agreement or the transactions contemplated hereby, (D) conditions, events or circumstances resulting from or arising primarily out of any actions by Hantro or any Hantro Stockholders, or (E) any conditions, events, or circumstances caused by the taking of any action by the Company that has been approved in writing by the Authorized Representative.

6.5. Subsidiaries and Joint Ventures, Corporate Status and Outstanding Stock of Subsidiaries. Schedule 6.5 of the Company Disclosure Schedules lists all of the Company’s direct and indirect subsidiaries (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”) and all of the Company’s direct and indirect partnership interests and other interests of any kind in any corporation, partnership, joint venture, association or other entity. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective country of incorporation, as set forth on Schedule 6.5 of the Company Disclosure Schedules, has the power and authority to own its properties and to carry on its business as it is now being conducted. Each Company Subsidiary has the authorized capital, with such par value and number of shares outstanding as are set forth on Schedule 6.5 and all of the outstanding shares of capital stock of each Company Subsidiary have been duly authorized and validly issued, are fully paid and/or contributed as required by the appropriate constitutional documentation of the Company Subsidiary. No shares of capital stock of any of the Company Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of any Company Subsidiary, nor are there any commitments to issue or execute any such options, warrants, rights, subscriptions, or other instruments or agreements. There are no restrictions of any kind which prevent the payment of dividends by any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or other equity interest in any person or entity or has any direct or indirect equity or ownership interest in any person or entity, and neither the Company nor any Company Subsidiary is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any person or entity save for payment obligations in the ordinary course of business. None of the Company Subsidiaries is in default or in violation of any provision of their constitutional documentation. The Company is, and at the Closing shall be, the beneficial and record owner of all of the issued and outstanding shares of capital stock or other interests of each Company Subsidiary. The Company has, and at the Closing shall have, good, marketable and unencumbered title to such shares or interests, free and clear of all liens, security interests, pledges, claims, options and rights of others.

6.6. SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports, and documents required to be filed by the Company with the SEC since January 1, 2004 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the “Company SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such Company SEC Reports prior to the expiration of any such extension. The Company SEC Reports at the time filed, with respect to all of the Company SEC Reports other than registration statements filed under the Securities Act of 1933, as amended (the “Securities Act”), or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied in all material aspects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Reports, in each case to the extent in effect on the date of filing and none of the Company SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports, or other documents with the SEC.

(b) The Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the principal executive officer and principal financial officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(c) Since December 31, 2006, the Company has not received any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(d) The audited consolidated balance sheet of the Company and the Company Subsidiaries for the years ended December 31, 2005 and 2006 and the related consolidated statements of income (loss) and cash flows for the fiscal years ended on December 31, 2004, 2005 and 2006, and all related schedules and notes to the foregoing, and the unaudited consolidated condensed balance sheet as of the quarterly period ended March 31, 2007 and the related consolidated condensed statements of operations and cash flows for the fiscal quarter ended March 31, 2007, copies of all of which constitute Schedule 6.6 of the Company Disclosure Schedules, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared from and in accordance with the books and records of the Company and in accordance with U.S. GAAP, consistently applied throughout the periods reported upon and with past periods except as specified in such financial statements or the notes thereto, and except that unaudited financial statements may not contain all footnotes required by U.S. GAAP, and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates of such balance sheets, and the consolidated results of the operations and cash flows of the Company and the Company Subsidiaries for the periods ended on such dates, except that the unaudited financials are subject to normal and recurring year-end adjustments.

6.7. Real Estate.

(a) The Company does not have any obligation or duty relating to, or any right, title or interest in, any real estate except those properties disclosed on Schedule 6.7(a)(i) of the Company Disclosure Schedules, which the Company or the Company Subsidiaries leases or subleases, as tenant or subtenant (the “Company Leased Properties”). Except as set forth in Schedule 6.7(a)(ii) of the Company Disclosure Schedules, all the Company Leased Properties are available to be used without restriction in the conduct and operation of the business of the Company and the Company Subsidiaries. The Company Leased Properties are in normal operating condition and repair, save for normal wear and tear, and do not require any material repairs other than normal routine maintenance to maintain them in normal condition and repair.

(b) Neither the Company nor any Company Subsidiary has received any written notice from any insurance company which has issued a policy with respect to any of the Company Leased Properties or from any public official or board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in, or suggesting or requesting the performance of any repairs, alterations or other work to, any of the Company Leased Properties, except for any written notices as to which all defects and suggested repairs, alterations or other work have been fully performed.

(c) All certificates of occupancy or similar documentation and all other licenses, permits, authorizations, consents, certificates and approvals required by all Governmental Authorities having jurisdiction over the Company Leased Properties to the extent required to be obtained by the tenant or subtenant under the Company Leases for the Company Leased Properties and any requisite certificates of the local board of fire underwriters (or any other body exercising similar functions) have been issued for the Company Leased Properties, have been paid for (to the extent applicable), are unconditional, valid and in full force and effect, and will not be invalidated, violated or otherwise adversely affected by the execution or performance of this Agreement or the consummation of any of the transactions contemplated herein. Each of the Company and any Company Subsidiary which is a tenant under any of the Company Leases (as hereinafter defined) and any subtenant of the Company or any Company Subsidiary under any of the Company Leases is in material compliance with all laws applicable to the use and occupancy by a tenant of the Company Leased Properties.

(d) (A) All leases or subleases and any and all amendments and supplements thereto (collectively, the “Company Leases”) of the Company Leased Properties, whether oral or written, are disclosed on Schedule 6.7(d)(i) of the Company Disclosure Schedules, including for each its date, the name of the landlord (and owner if different from the landlord), the name of the lessee and any sublessee, the location and use of the property, the monthly base rental payment and the lease expiration date; (B) the Company has delivered to the Authorized Representative true, correct and complete copies of all the Company Leases, and all such non-disturbance agreements; (C) except as disclosed on Schedule 6.7(d)(ii) of the Company Disclosure Schedules, the Company or a Company Subsidiary is the holder of the lessee’s or sublessee’s interest, as applicable, in each of the Company Lease and neither the Company nor any Company Subsidiary has assigned any Company Lease or any interest therein or subleased any portion of the Company Leased Properties; (D) each of the Company Leases is in full force and effect; (E) each of the Company and any Company Subsidiary which is a tenant under the Company Leases is paying its rent currently and has not asserted any claim for set-off against rent which has not been resolved; (F) neither the Company nor any Company Subsidiary is, and, to the Knowledge of the Company, each landlord under any Company Lease is not, in default under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a default by the Company or any Company Subsidiary or, to the Knowledge of the Company, any landlord under any Company Lease; and (G) neither the execution or performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in a breach of or constitute a default under any of the Company Leases.

6.8. Personal Property. Except as disclosed on Schedule 6.8 of the Company Disclosure Schedules, (A) the Company and each Company Subsidiary has good, valid and marketable title to all personal property, tangible and intangible (including, but not limited to, Intellectual Property, as defined below) owned by it, free and clear of all liens, mortgages, pledges, security interests, encumbrances and claims of every kind or character, except for Permitted Encumbrances, (B) the Company or a Company Subsidiary is the owner, lessee or licensee of all the personal property that it uses in the operation of its business, and (C) all equipment, furniture and fixtures, and other tangible personal property of the Company and each Company Subsidiary is in reasonable operating condition and repair, save for normal wear and tear, and does not require any material repairs other than normal routine maintenance to maintain such property in reasonable operating condition and repair.

6.9. Intellectual Property.

(a) Schedule 6.9(a)(i) of the Company Disclosure Schedules (collectively “IP”) contains a true and complete list of all Intellectual Property owned or licensed by the Company and/or the Company Subsidiaries and Used in the operation of or necessary for the conduct of their respective businesses. No claim has been asserted against the Company and/or any Company Subsidiary (i) alleging any conflict or claim of conflict of the IP with the Intellectual Property of others or (ii) asserting any rights in the IP. The Company or the Company Subsidiary is the sole and exclusive owner of the IP listed on Schedule 6.9(a)(i) of the Company Disclosure Schedules, which is identified as owned by the Company, and, except as set forth in Schedule 6.9(a)(ii) of the Company Disclosure Schedules, the Company or its Subsidiaries have the sole and exclusive right to use such IP. The IP and the conduct of the Company’s and the Company Subsidiaries’ conduct of their respective businesses do not infringe the Intellectual Property rights of any third party to the extent that such infringement would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company and/or the Company Subsidiaries, there are no proceedings or actions currently before any court, arbitral body, tribunal or similar authority anywhere in the world relating to the IP, and no IP is subject to any outstanding decree, order, judgment, injunction, stipulation or decree that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the IP.

(b) Schedule 6.9(a) contains a true and complete list of all Company Registered Intellectual Property. The Company or the Company Subsidiary is the registered owner of all Company Registered Intellectual Property. Except as set forth on Schedule 6.9(a) of the Company Disclosure Schedules, the registration of (or similar filing with respect to) each item of Company Registered Intellectual Property is valid and subsisting. The Company has no Knowledge of any adverse claim of any kind with respect to any Company Registered Intellectual Property and has no Knowledge that any pending application(s) or the like will not be granted. No Company Registered Intellectual Property is involved in any opposition, invalidation or cancellation proceeding, and to the Knowledge of the Company, no such proceeding is threatened.

(c) Except as set forth on Schedule 6.9(c) of the Company Disclosure Schedules, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any IP or any of Company’s rights therein or thereto.

6.10. Software. The Company or a Company Subsidiary has the right to use, or is indemnified for or otherwise protected from any risk for using, the Software used by the Company and the Company Subsidiaries in connection with their respective businesses. The Company has no Knowledge of any claim or proceeding asserted or threatened in which infringement by such Software upon the rights of any third parties is alleged. The Company and the Company Subsidiaries have complied in all material respects with all of their Software license agreements. Neither the Company nor any of the Company Subsidiaries shall be in breach of any Software license agreement as a result of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

6.11. Accounts Receivable. Each of the accounts receivable of the Company and the Company Subsidiaries outstanding as of the Closing Date constitutes on such date a valid claim in the full amount thereof against the debtor charged therewith on the books of the Company or the Company Subsidiaries and was acquired in the ordinary course of the Company’s or the Company Subsidiaries’ business. Except as set forth on Schedule 6.11 of the Company Disclosure Schedules, no account debtor has any valid set-off, deduction or defense with respect thereto and no account debtor has asserted any such set-off, deduction or defense. Subject to any reserve for doubtful accounts set forth in the financial statements of the Company, and except as set forth on Schedule 6.11 of the Company Disclosure Schedules, such accounts receivable will be fully collected to the extent of the face value thereof.

6.12. Insurance. The Company and the Company Subsidiaries maintain insurance policies disclosed on Schedule 6.12 of the Company Disclosure Schedules. All of such policies are in full force and effect and insures the Company against all risks usually insured against by Persons operating the same or similar lines of business. Neither the Company nor any Company Subsidiary is in default of any provision thereof and all premiums due (without regard to any grace period) with respect to such policies have been paid. Neither the Company nor any Company Subsidiary has been refused any insurance for which it has applied and has not received notice from any issuer of any policy issued to it of the insurer’s intention to cancel or refusal to renew any such policy issued by such insurer. True, correct and complete copies of all such policies have been made available to the Authorized Representative.

6.13. Liabilities. To the Knowledge of the Company, at the Closing, neither the Company nor any Company Subsidiary shall have any material liabilities, whether fixed, contingent, or otherwise, except as disclosed on Schedule 6.13 of the Company Disclosure Schedules.

6.14. Contracts, Leases, Agreements and Other Commitments.

(a) All of the Company Agreements (as hereinafter defined) are in full force and effect and are valid, binding and enforceable against the Company and/or the Company Subsidiaries, as the case may be, and against the other respective parties thereto, in accordance with their respective terms. The Company, the Company Subsidiaries and, to the Knowledge of the Company, all other parties to all of the Company Agreements have performed all material obligations required to be performed to date under the Company Agreements and none of the Company, the Company Subsidiaries or, to the Knowledge of the Company, any such other party is in material default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default by the Company or the Company Subsidiaries thereunder or otherwise result in any payment obligations on the part of the Company or the Company Subsidiaries not reserved for in the books of the Company or the Company Subsidiaries. Except as set forth on Schedule 6.14 of the Company Disclosure Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice, the lapse of time, or both, result in an impairment or termination of, or result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any Company Agreement. Neither the Company nor the Company Subsidiaries have received any written notice of any intention by any party to terminate or amend any Company Agreement.

(b) The Company has made available to the Authorized Representative (A) all outstanding written and oral proposals, bids, offers or guaranties made by the Company or any Company Subsidiary, which, if accepted, would result in any or could impose any debts, obligations or liabilities upon the Company or any Company Subsidiary, and (B) unexpired warranties relating to the Company’s and the Company Subsidiaries’ products or services, detailing the products or services covered by each warranty (the “Product Warranties”).

(c) For purposes of this Section 6.14 the term the “Company Agreements” means (A) any material written, oral, implied, or proposed contract, agreement, or arrangement to which the Company is a party, including but not limited to any contract or agreement for the purchase or sale of merchandise or for the rendition of services, (B) any material written, oral or implied lease, or (C) any written, oral or implied power of attorney, guaranty, surety arrangement or other commitment granted by the Company and/or any Company Subsidiary to or for the benefit of any third party. A “material” agreement, contract or lease shall mean an agreement, contract or lease pursuant to which the Company or any Company Subsidiary is obligated to pay, or provide services valued at, or is entitled to receive, amounts in excess of $25,000 in any 12-month period. Any lease of real property shall be deemed a material lease.

6.15. Labor Relations, Employees.

(a) Set forth on Schedule 6.15(a) of the Company Disclosure Schedules is a list of:

(i) all collective bargaining or similar agreements and any written amendments thereto, to which the Company or any Company Subsidiary is a party or by which it is bound; and

(ii) all employment, managerial, or advisory agreements entered into with any of the Company’s employees, managers or advisors to which the Company or any Company Subsidiary is a party or by which it is bound.

(b) The Company has delivered to the Authorized Representative true, complete and correct copies of all of the documents referred to in Schedule 6.15(a) of the Company Disclosure Schedules hereof and all of the personnel policies, handbooks, procedures, and forms of employment applications relating to the employees of the Company or any Company Subsidiary.

(c) Except as set forth on Schedule 6.15(c) of the Company Disclosure Schedules:

(i) in the past five years, there have been no strikes, slowdowns, or other work stoppages, lockouts, grievance proceedings, arbitrations, labor disputes, lawsuits, administrative proceedings or representation questions pending or, to the Knowledge of the Company, threatened, between the Company or the Company Subsidiaries on the one hand, and any labor union representing or purporting to represent any employees of the Company or any Company Subsidiary, on the other;

(ii) the Company and the Company Subsidiaries have complied with all laws relating to the employment of labor, including, but not limited to, any provisions thereof relating to wages, overtime, bonuses, severance pay, benefits, occupational safety and health and the payment of social security, unemployment compensation and similar taxes, and neither the Company nor any Company Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing;

(iii) there are no charges, suits, actions, administrative proceedings or investigations, and/or claims, instituted by or against, pending, or, to the Knowledge of the Company, threatened against, affecting, naming and/or involving the Company or any Company Subsidiary, whether domestic or foreign, before any court, governmental agency, department, board of instrumentality, or before any arbitrator (collectively “Actions”), concerning, or in any way related to the employees of the Company or any Company Subsidiary, including, without limitation, Actions involving unfair labor practices, failure to pay wages or overtime, breach of implied or express employment contract, wrongful discharge and/or any other restriction on the right of the Company or any Company Subsidiary to terminate its respective employees, employment discrimination, occupational safety and health, and workers’ compensation; and

(iv) there are no post-employment benefits, including but not limited to retiree medical, retiree life and retiree accidental death and disability benefits for current or former employees of the Company or any Company Subsidiary.

(d) To the Knowledge of the Company, no senior employee of the Company or any Company Subsidiary will leave the employ of the Company or any Company Subsidiary as a result of the transactions contemplated hereby.

(e) With respect to stock options granted by the Company stock options, to the Knowledge of the Company, (i) with immaterial exceptions, each grant of a Company stock option was duly authorized no later than the date on which the grant of such Company stock option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, (ii) with immaterial exceptions, each such grant was made in accordance with the terms of the applicable Company Plan, the Exchange Act and all other applicable law, including the rules of the Principal Trading Market, (iii) the per share exercise price of each Company stock option was not less than the fair market value of a Company Common Stock on the applicable Grant Date, and (iv) each such grant was properly accounted for in all material respects in accordance with U.S. GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act. To the Knowledge of the Company, the Company has not granted, and there is no and has been no Company policy or practice to grant, Company stock options prior to, or otherwise coordinate the grant of Company stock options with, the release or other public announcement of material information regarding the Company or any Company Subsidiary or their financial results or prospects.

6.16. Employee Benefit Plans.

(a) The Company has made available to the Authorized Representative to the extent requested a complete and accurate list of all employee benefit plans (the “Company Plans”) which the Company or any Company Subsidiary maintain, sponsor, contribute to, are liable for (directly or indirectly) or are bound, legally or otherwise, including, without limitation, any profit-sharing, deferred compensation, bonus, payroll, sick leave, consulting, stock option, stock purchase, stock bonus, employee stock ownership plan, pension, retainer, retirement, vacation, change of control, disability, severance, insurance, welfare or incentive pay policy, agreement, practice or arrangement; any plan, agreement or arrangement if providing for fringe benefits or perquisites to employees, officers, directors or agents of the Company or any Company Subsidiary, including but not limited to benefits relating to employer-supplied automobiles, clubs, medical, dental, hospitalization, life insurance and other types of insurance, retiree medical, retiree life insurance and any other type of benefits for retired and terminated employees.

(b) True and complete copies of the following documents with respect to any Company Plan of the Company or any Company Subsidiary, as applicable, have been delivered to the Authorized Representative, to the extent requested thereby: (A) the most recent Company Plan document and trust agreement (including any amendments thereto), (B) all summary plan descriptions, (C) a written description of each material non-written Company Plan, (D) each written communication to employees intended to describe the Company Plan or any benefit provided by such Company Plan, (E) the most recent actuarial report, and (F) all correspondence with any governmental agency concerning any Company Plan. Each report described in clause (E) accurately reflects the funding status of the Company Plan to which it relates and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such Company Plan.

(c) Each of the Company Plan is and has been maintained in compliance in all material respects with applicable law and with any applicable collective bargaining agreements or other contractual obligations.

(d) There is no unfunded liability with respect to any Company Plan.

(e) Each of the Company and the Company Subsidiaries has funded each Company Plan in accordance with the terms of such Company Plan through the date hereof, including the payment of applicable premiums on insurance contract funding the Company Plan, for coverage provided through the date hereof.

(f) Except as contemplated herein or required by law, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Company Plan, policy, arrangement, statement, commitment or agreement which (either alone or upon the occurrence of any additional or subsequent event) will result in any obligation of the Company or any Company Subsidiary to make any payment (whether of severance pay, including, and not limited to, salary, related vacation pay, pension pay and other similar payments and costs, or otherwise) or to accelerate, vest or increase the amount of benefits payable to any employee or former employee or director of the Company or any Company Subsidiary. Except as listed on Schedule 6.16(f) of the Company Disclosure Schedules, no Company Plan or agreement provides for the payment of severance benefits upon the termination of any employee’s employment.

(g) The financial statements which are included herein under Schedule 6.6 of the Company Disclosure Schedules, as well as the Company’s Net Worth Statement, properly and adequately reflect or will reflect, as applicable, in accordance with U.S. GAAP consistently applied with prior periods, any and all liabilities and obligations of the Company and the Company Subsidiaries relating to any period ending on or prior to the date hereof relating to or in respect of current and former employees of the Company or the Company Subsidiaries, for (A) unpaid compensation, salaries, wages, vacation pay, disability payments and other payroll items (including, without limitation, bonus, incentive or deferred compensation), (B) unpaid contributions, costs and expenses to or in respect of any Company Plans, and (C) severance or other termination benefits relating to, resulting from or arising in respect of any termination of employment occurring on or prior to the date hereof.

6.17. Litigation. Except for the matters set forth on Schedule 6.17 of the Company Disclosure Schedules, (A) neither the Company nor any Company Subsidiary, nor any of their assets (including, without limitation, the Company Agreements), is a party or is subject to, or to the Knowledge of the Company, threatened with, any suit, action, arbitration, administrative or other proceeding, either at law or in equity, or governmental investigation by or before any court, governmental department, commission, board, agency or instrumentality, domestic or foreign; (B) there is no judgment, decree, award or order outstanding against the Company or any Company Subsidiary; (C) neither the Company nor any Company Subsidiary is contemplating the institution by it of any suit, action, arbitration, administrative or other proceeding; and (D) to the Knowledge of the Company, there is no basis for any suit, action, arbitration or administrative proceeding against the Company or any Company Subsidiary, and there has been no occurrence that may result in a claim for damages against the Company or any Company Subsidiary.

6.18. Suppliers and Customers. To the extent requested, the Company has made available to the Authorized Representative a complete and accurate list of the names of all suppliers and customers of the Company and the Company Subsidiaries which respectively contribute more than 5% of all sales and services to, and orders and use of services from, the Company and the Company Subsidiaries taken as a whole (“Company Suppliers” and “Company Customers,” respectively). Except as set forth on Schedule 6.18 of the Company Disclosure Schedules, (a) no Company Supplier or Company Customer has canceled or otherwise terminated its relationship with the Company or any Company Subsidiary, or (B) has during the last 12 months decreased materially its business with the Company or any Company Subsidiary. To the Knowledge of the Company, the acquisition of the Hantro Shares by the Company will not adversely affect the relationship of the Company or the Company Subsidiary with any Company Supplier or Company Customer.

6.19. Conflicting Interests. Except as disclosed on Schedule 6.19 of the Company Disclosure Schedules, no director, officer or manager of the Company or any Company Subsidiary (A) has any pecuniary interest in any Company Supplier or Company Customer or the Company Subsidiary or in any other business enterprise with which the Company or the Company Subsidiary conducts business or with which the Company or the Company Subsidiary is in competition; (B) is indebted to the Company or the Company Subsidiary; (C) is a party to any transaction or agreement with the Company or the Company Subsidiary (apart from such person’s status as a director, officer or manager as such); (D) has any business or other interest in conflict with the interests of the Company or any Company Subsidiary; or (E) has any relationship with the Company that would be required to be disclosed under Item 404 of Regulation S-K.

6.20. Compliance with Law and Regulations. The Company and each of the Company Subsidiaries is in compliance with, and has at all times during the past six years complied with, all requirements of local and foreign law and all requirements of all governmental, administrative or regulatory bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time or both) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such applicable law. Without limiting the foregoing, the Company and each Company Subsidiary has paid all monies to obtain, and has obtained and now holds, all licenses, permits, certificates, and authorizations needed or required for the conduct of its business as currently conducted and the current use of its properties and the premises occupied by it. The Company and each Company Subsidiary has properly filed all reports and other documents required to be filed within the past six years with any local or foreign government, subdivision or agency thereof. In the past six years, neither the Company nor any Company Subsidiary has received any notice from any governmental, municipal, administrative or regulatory authority, or any insurance or inspection body that any of its properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body. All licenses, permits, orders and approvals issued by any governmental body or agency currently in effect and pertaining to the property, assets or business of the Company and the Company Subsidiaries are listed on Schedule 6.20 of the Company Disclosure Schedules and, except as noted on Schedule 6.20 of the Company Disclosure Schedules, none of the items so listed will lapse or expire as a result of the transactions contemplated hereby. To the Knowledge of the Company, except as set forth on Schedule 6.20 of the Company Disclosure Schedules, there are no regulations or legislation pending before any local or foreign government, government agency, administration body or legislature which, if adopted, would have a Company Material Adverse Effect.

6.21. Environmental Matters.

(a) The Company and the Company Subsidiaries are and at all times have been in compliance with all Environmental Laws governing their business, operations, properties and assets. Neither the Company nor any Company Subsidiary has received any communication from any Governmental Authority, employee, group or third party alleging that it is not in compliance or that it has investigatory or remedial obligations or other liability pursuant to Environmental Laws. To the Knowledge of the Company, there are no circumstances that may prevent or interfere with such full compliance or give rise to investigatory or remedial obligations or other liabilities pursuant to Environmental Laws in the future.

(b) There are no Company Environmental Claims (as hereinafter defined) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

(c) For purposes of this Agreement, “Company Environmental Claim” means any notice, lien, claim, action, cause of action, order, communication, investigation, or proceeding (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup, removal or remediation costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or threatened release into the environment of any Regulated Substance at any location, whether or not owned or operated by the Company or any Company Subsidiary, and (B) circumstances forming the basis of any violation, or alleged violation of, or liability pursuant to any Environmental Law.

6.22. Tax Matters.

(a) Tax Matters Relating to the Company and the Company Subsidiaries.

(i) The Company and each Company Subsidiary has filed when due in a timely fashion all material Returns that are required to be filed on or before the date hereof and will file when due in timely fashion all material returns that are required to be filed on or before the Closing Date by or with respect to the Company and the Company Subsidiary (taking into account in each case all extensions of time within which to file to which they are entitled or which they may have been granted). All such Returns are correct and complete in all material respects. Neither the Company nor a Company Subsidiary is the current beneficiary of any extension of time within which to file any Return. No claim has been made by a taxing authority in a jurisdiction where the Company and any Company Subsidiary does not file Returns that any of them is or may be subject to or liable for any Tax imposed by that jurisdiction;

(ii) All Taxes shown to be due on the Returns referred to in clause (a)(i) for which each of the Company and a Company Subsidiary is liable have been paid or will be paid prior to the due date thereof; all Taxes due on or before the date hereof for which no Return is required have been paid when due in a timely fashion; and all such Taxes for which no Return is required due on or before the Closing Date will be paid when due in a timely fashion (in each case taking into account all extensions of time within which to pay to which they are entitled or which they may have been granted). All unpaid Taxes attributable to any period ending on or prior to the Closing Date will be accrued in full on the Company’s Net Worth Statement. The Company shall pay when due any transfer and stamp taxes due as a result of the transaction contemplated hereby. There are no liens on any assets of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax other than liens for Taxes not yet due and payable;

(iii) The Company and each Company Subsidiary has withheld or collected and paid or deposited all Taxes required to have been withheld or collected and paid or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, partner or other third party;

(iv) No taxing authority has asserted, or threatened to assert, any adjustment, deficiency or assessment for any Taxes against the Company or any Company Subsidiary; none of the Returns referred to in clause (i) hereof are under examination or investigation by any taxing authority. The Company has made available to the Authorized Representative correct and complete copies of all local and foreign income Tax Returns filed, examination reports issued, and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary or statements of deficiencies for which the Company or any Company Subsidiary may be liable since December 31, 2003;

(v) Neither the Company nor any Company Subsidiary have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax adjustment, assessment or deficiency except for such waivers or extensions which, by their terms, have elapsed as of the date of this Agreement;

(vi) Neither the Company nor any Company Subsidiary has any income or gain that may be reportable for a period ending after the date hereof or the Closing Date without the receipt of an equal amount of cash, which is attributable to a transaction occurring in or a change in accounting method made for a period ending on or prior to the date hereof or the Closing Date;

(vii) There are no currently outstanding requests made by any of the stockholders, the Company or any Company Subsidiary for Tax rulings, determinations or information that could affect the Taxes of the Company or any Company Subsidiary; and

(viii) Neither the Company nor any Company Subsidiary has any liability for Taxes of any other person or entity, whether as a result of statutory or regulatory authority, contract of otherwise.

6.23. Conduct of Business; No Material Adverse Effect. Since December 31, 2005, (A) the Company and each of the Company Subsidiaries has conducted its business in the ordinary and usual course, and (B) there has not been a Company Material Adverse Effect.

6.24. No Broker or Finder. Except for its obligation to Oppenheimer & Co., Inc. and its engagement of WR Hambrecht + Co., the Company has not taken any action, or incurred any obligation, contingent or otherwise, which would give rise to a valid claim against stockholders and/or the Company by a broker, finder, agent or other intermediary for introducing the parties in connection with, or otherwise procuring, this Agreement or the transaction(s) contemplated hereby.

6.25. Information in the Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the Proxy Statement/Prospectus (including the financial statements of the Company incorporated by reference therein) will not, at the date such Proxy Statement/Prospectus becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they are made, not misleading.

6.26. Statements and Other Documents Not Misleading. Neither this Agreement, including all Exhibits and Schedules, nor the Ancillary Documents executed by the Company or any Person acting on behalf of the Company, contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact necessary to be stated in order to make any statement contained therein not false or misleading. To the Knowledge of the Company, there is no fact which materially adversely affects the business, prospects, financial condition or affairs of the Company, the Company Subsidiaries, or any of their assets or liabilities which has not been set forth in, or referred to in, this Agreement or the Company Disclosure Schedules.

7. Continuation and Survival of Representations and Warranties.

7.1. Periods of Survival. The representations and warranties of the parties hereunder shall survive the consummation of the transaction provided for in this Agreement and shall expire on the first anniversary of the Closing Date, except for the representations and warranties that are set forth in Sections 4.1, 4.2, 4.3, 4.4, 6.1, 6.2 and 6.4 which shall expire upon the date of expiration of the applicable statute of limitations (the “Survival Date”).

7.2. Interpretation of Provisions. Each representation, warranty and covenant contained herein is independent of all other representations, warranties and covenants contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. No representation or warranty of a party contained herein shall be deemed to have been waived, affected or impaired by any investigation made by the other party; provided that if such other party has actual knowledge of any breach of a representation or warranty by the other party, the party with such actual Knowledge will advise the other party promptly to enable such other party to remedy the representation or warranty prior to the Closing.

8. Covenants of Hantro Stockholders Prior to Closing. Between the date of this Agreement and the Closing Date:

8.1. Conduct of Business. Except as expressly permitted under this Agreement between the date of this Agreement and the Closing Date, Hantro Stockholders shall cause Hantro to conduct the business of Hantro in the usual, ordinary course in substantially the same manner as previously conducted, and shall use reasonable efforts to preserve intact the current business organization of Hantro and the Hantro Subsidiaries, maintain relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Hantro and the Hantro Subsidiaries, and pay all of its obligations to suppliers, creditors and others in a timely manner subject to good faith disputes. The Hantro Subsidiaries shall not, and shall not take any action to cause Hantro or any Hantro Subsidiary to, (A) without the written consent of the Company, incur any additional indebtedness for borrowed money other than those disclosed in Schedule 5.9(A)(a) of the Hantro Disclosure Schedules, (B) pay any dividend or otherwise make any cash distribution or payment to the Hantro Stockholders, other than regular payments pursuant to the terms of existing employment agreements, if any, between Hantro and such Hantro Stockholders, (C) without the written consent of the Company, undertake any capital expenditures in excess of €30,000 individually or €300,000 in the aggregate or make any payments outside the ordinary course of business or (D) issue, grant or allocate any shares or convertible loans, options, warrants or any other equity securities or instruments which can be converted into shares or agree to issue, grant or allocate any shares or convertible loans, options, warrants or any other equity securities or instruments which can be converted into shares. Notwithstanding (D) above, the Hantro Stockholders undertake prior to the Closing Date to convert the (x) € 850,000 loan (and the interest accrued thereon) granted by the Investor Stockholders to Hantro under the bridge loan agreement dated 31 January 2007 (the “Bridge Loan I”) and (y) the € 1,000,000 loan (and the interest accrued thereon) granted by the Investor Stockholders to Hantro under the loan agreement dated 26 April 2007 (the “Bridge Loan II”) into equity by means of Hantro issuing 11,985,747 additional series D-shares to the Investor Stockholders. The Hantro Stockholders undertake to take any and all actions necessary for the purposes of the above, including, voting their respective Hantro Shares in favor of the issuance of the above-referred D-shares at the shareholders meeting of Hantro. The parties acknowledge that the series D-shares issued by Hantro pursuant to this Section 8.1 (I) shall be treated as the other Hantro Shares under this Agreement and are owned by persons who are Hantro Stockholders, (II) shall be contributed, conveyed, transferred and assigned to the Company as a part of the Share Exchange under Section 2.1, and (III) have been duly accounted for in Exhibit C.

8.2. Notice of Occurrence or Non-Occurrence. The Hantro Stockholders shall promptly notify the Company of (A) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause either (i) any representation or warranty of the Hantro Stockholders contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (ii) any condition set forth in Section 11 to be unsatisfied on any date from the date hereof to the Closing Date and (B) any material failure of any Hantro Stockholder to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 8.2 shall not limit or otherwise affect the remedies available hereunder to the Company, the representations or warranties of the parties hereto, the conditions to the obligations of the parties hereto or, with respect to (B) above, any obligation contained in Section 17.

8.3. Access. The Hantro Stockholders shall cause Hantro to, afford the Company (and its attorneys, accountants, representatives and agents) during normal business hours, upon reasonable advance notice, with full and free access to Hantro’s and the Hantro Subsidiaries’ premises, accounts, books and records, personnel, properties, assets, contracts, financial and Tax information, and such other documents, data and information as the Company may reasonably request, and to provide the Company with such copies thereof as the Company may reasonably request; provided, however, that the Company shall schedule such access through the Authorized Representative and in such a way as to avoid material disruption of the normal business operations of Hantro and the Hantro Subsidiaries.

8.4. Non-Inducement. Between the date of this Agreement and the earlier of (A) the Closing Date or (B) the second (2nd) anniversary hereof, the Hantro Stockholders shall cause Hantro and each of its Affiliates not to, directly or indirectly, (i) induce or attempt to induce any person employed by the Company or one of its Affiliates within 12 months prior to the Execution Date or after the Execution Date (each, a “Company Employee”) to leave the employ of the Company, or in any way interfere adversely with the relationship between any Company Employee and the Company, or (ii) induce or attempt to induce any Company Employee to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company to Hantro or any third person, firm or corporation.

8.5. Public Announcements. Hantro shall consult with the Company before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, or with respect to any matter involving or referring to the Company, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

8.6. Compliance with Legal Requirements. Each of the Hantro Stockholders shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement, the other Hantro Stockholder Agreements and the Share Exchange (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any other Governmental Authority) and shall promptly cooperate with and furnish information to each other or their counsel in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement, the other Hantro Stockholder Agreements and the Share Exchange. Each Hantro Stockholder shall, and shall cause Hantro to, take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by the Hantro Stockholders, Hantro or any Hantro Subsidiary in connection with the Share Exchange or by this Agreement or the other Hantro Stockholder Agreements. The Hantro Stockholders shall cause Hantro to obtain (a) unconditional waivers by its lenders under any outstanding indebtedness of Hantro (other than any indebtedness to any Hantro Stockholder) of any right to accelerate or require the repayment of any such indebtedness in connection with or as a result of the Share Exchange and (b) an unconditional waiver by TEKES of any right to terminate or require the repayment of any existing grant to the Hantro arising in connection with or as a result of the Share Exchange; provided, that the Company shall have complied with its obligation set forth in the last sentence of Section 9.8.

8.7. Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Hantro Stockholders for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to the stockholders of the Company, or at the time of the Company Stockholders Meeting or at the time the Proxy Statement/Prospectus is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Hantro Stockholders shall cooperate with each other and cause Hantro to provide to the Company all information necessary in order to prepare the Proxy Statement/Prospectus and shall provide promptly to the Company any information such party may obtain that could necessitate amending the Proxy Statement/Prospectus. If at any time prior to the Closing Date there shall occur any event with respect to Hantro, or with respect to other information supplied by the Hantro Stockholders for inclusion in the Proxy Statement/Prospectus, which event is required to be described in an amendment of, or a supplement to the Proxy Statement/Prospectus, the Hantro Stockholders shall or shall cause Hantro to provide the Company with a description thereof to allow the Company to promptly file such amendment or supplement with the SEC and the Principal Trading Market and, as required by applicable federal securities laws, disseminated to the stockholders of the Company.

8.8. Waiver of Right of Redemption. Each Hantro Stockholder hereby waives any and all rights that such Hantro Stockholder may have, under Hantro’s Articles of Association or otherwise, to redeem any Hantro Shares or Hantro Options transferred and assigned to the Company pursuant to the terms and provisions of this Agreement.

8.9. Hantro Director. Upon the execution of this Agreement, either Nexit Ventures Oy or Atine Group Oyj, in their individual capacities as major stockholders of Hantro, receiving a substantial number of Exchange Shares, shall have the right to designate one individual to be nominated as an independent director by the Company for election to the Company’s Board of Directors as provided in Section 9.5 (the “Hantro Director”), such election to occur at the Company's Stockholder Meeting, and to be effective upon the Closing together with (a) evidence, reasonably satisfactory to the Company, that such individual satisfies the standards for director independence promulgated by the Principal Trading Market and (b) a completed director’s questionnaires in the standard form submitted by the Company to the other members of its Board of Directors.

8.10. Expenses. The Hantro Stockholders will pay the fees, expenses and disbursements of the Hantro Stockholders and their representatives incurred in connection with the preparation, execution, delivery and their performance of this Agreement, which shall include the fees and expenses of KPMG to audit the financial information to be provided pursuant to Section 8.11.

8.11. Delivery of Additional Financial Information. As soon as practically possible after the date of this Agreement, but in no event later than June 4, 2007, the Hantro Stockholders will cause to be delivered to the Company the following additional financial information which may be added in footnote form to the Hantro Financials disclosed in the Proxy Statement/Prospectus:

(a) information for each of Hantro’s audited group balance sheets for the years ended December 31, 2005 and 2006 and group audited statements of profit and loss and statements of sources and applications of funds for the years 2004, 2005 and 2006, that reconciles the information presented in such financial statements to U.S. GAAP in accordance with the Applicable Reconciliation Standards, audited by Hantro’s auditors, and

(b) information for Hantro’s unaudited group balance sheet as of March 31, 2007 and unaudited statements of profit and loss and statement of sources and applications of funds for the three-months then ended that reconciles such financial statements to U.S. GAAP in accordance with the Applicable Reconciliation Standards.

8.12. Borrowings under Bridge Loan III. Notwithstanding clause (A) of Section 8.1, the Hantro Stockholders will cause Hantro to borrow from time-to-time such sums as may be required under Bridge Loan III to permit Hantro to conduct its business in the ordinary course and substantially in the same manner as previously conducted and as otherwise required by the first sentence of Section 8.1 and to apply the Bridge Loan III Proceeds to the payment of obligations entered into in the ordinary course.

9. Covenants of the Company.

9.1. Conduct of Business. Between the date of this Agreement and the Closing Date, the Company shall conduct its business in the usual, ordinary course in substantially the same manner as previously conducted, and shall use reasonable efforts to preserve intact its and the Company Subsidiaries’ current business organization, maintain relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company and the Company Subsidiaries, and pay all of its obligations to suppliers, creditors and others in a timely manner, subject to good faith disputes and subject to such other actions as the Company may take in the best interests of its stockholders.

9.2. Notice of Occurrence or Non-Occurrence. The Company shall give prompt notice to the Hantro Stockholders, of (A) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or (ii) any condition set forth in Section 10 to be unsatisfied on any date from the date hereof to the Closing Date and (B) any material failure of the Company, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 9.2 shall not limit or otherwise affect the remedies available hereunder to the Hantro Stockholders, the representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto.

9.3. Access. The Company shall afford Hantro (and its attorneys, accountants, representatives and agents) during normal business hours, upon reasonable advance notice, with full and free access to the Company’s and the Company Subsidiaries’ premises, accounts, books and records, personnel, properties, assets, contracts, financial and tax information, and such other documents, data and information as Hantro may reasonably request, and to provide Hantro with such copies thereof as Hantro may reasonably request; provided, however, that Hantro shall schedule such access in such a way as to avoid material disruption of the normal business operations of the Company and the Company Subsidiaries.

9.4. Preparation of the Proxy Statement/Prospectus.

(a) As promptly as practicable following the execution of this Agreement and the receipt of the financial information to be provided under Section 8.11, the Company shall prepare and file with the SEC a registration statement on Form S-4 to register the Exchange Shares and the Contingent Consideration for sale to the Hantro Stockholders and use all reasonable efforts to have the Proxy Statement/Prospectus declared effective by the SEC as promptly as practicable; provided, that the Company may file its proxy statement and its registration statement on Form S-4 either as combined or separate filings with the SEC. The Hantro Stockholders and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement/Prospectus before it is filed with the SEC.

(b) The Company shall promptly notify the Hantro Stockholders of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Share Exchange or for additional information and shall supply the Hantro Stockholders with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. The Company shall use all reasonable efforts to respond to any comments of the SEC with respect to the Proxy Statement/Prospectus as promptly as practicable (and to the extent that the Company’s ability to so respond depends upon the response of any of the Hantro Stockholders, in turn, the Hantro Stockholders agree to use their best efforts to permit the Company to so respond) and to consult with the Hantro Stockholders and their counsel prior to responding to such comments. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

9.5. Company Stockholders Meeting. As soon as reasonably practicable after the execution of this Agreement and the receipt of the financial information to be provided under Section 8.11, the Company shall take all action necessary to call, give notice of and convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) to discuss and vote upon (A) an amendment to its Certificate of Incorporation increasing the number of authorized shares thereunder so as to permit the issuance of the Exchange Shares and the Contingent Consideration (the “Company Charter Amendment”), (B) the approval of the issuance of the Exchange Shares and the Contingent Consideration in accordance with the terms of this Agreement, (C) the election effective upon the Closing of the Hantro Director and the taking of any action necessary to establish nine (9) as the total number of directors in the Company Board of Directors and (D) such other matters as the Company shall determine. In connection therewith, the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and use its commercially reasonable efforts to have the Proxy Statement/Prospectus cleared by the Commission as promptly as practicable after such filing. The Proxy Statement/Prospectus shall include a recommendation of the Board that its stockholders vote in favor of the proposals described above. The Company agrees that, should the Hantro Director cease to be a director of the Company for any reason during the first 18 months after the Closing Date, such vacancy shall be filled by the election by the Board of a candidate recommended by either Nexit Ventures Oy or Atine Group Oyj, within 10 Business Days after the Company's written request therefor, except that the Board shall have the right to reject a particular candidate so recommended if it determines, after consulting with counsel, that the election of such candidate would constitute a breach of the Board’s fiduciary duties or a director that is not independent under the applicable rules of the Principal Trading Market.

9.6. Non-Inducement. Between the date of this Agreement and the earlier of (A) the Closing Date and (B) the second (2nd) anniversary hereof, the Company and each of its Affiliates shall not, directly or indirectly, (i) induce or attempt to induce any person employed by Hantro or one of its Affiliates within 12 months prior to the Execution Date or after the Execution Date (each a “Hantro Employee”) to leave the employ of Hantro, or in any way interfere adversely with the relationship between any Hantro Employee and Hantro, or (ii) induce or attempt to induce any Hantro Employee to work for, render services or provide advice to or supply confidential business information or trade secrets of Hantro to the Company or to any third person, firm or corporation.

9.7. Public Announcements. The Company shall consult with Hantro before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, or with respect to anything involving or referring to Hantro, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or the rules or regulations of the SEC or the Principal Trading Market.

9.8. Compliance with Legal Requirements. The Company shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement, the other Hantro Stockholder Agreements and the Share Exchange (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any other Governmental Authority) and shall promptly cooperate with and furnish information to each other or their counsel in connection with any such requirements imposed upon it or any of its Subsidiaries in connection with this Agreement, the other Hantro Stockholder Agreements and the Share Exchange. The Company shall, and shall cause each Company Subsidiary to, take all reasonable actions necessary to obtain (and shall cooperate with the Hantro Stockholders in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by the Company or any of its Subsidiaries in connection with the Share Exchange or by this Agreement or the other Hantro Stockholder Agreements. The Company will provide such guaranties as shall be reasonably required to enable the Hantro Stockholders to obtain the waivers referred to in the last sentence of Section 8.6; provided that the amount of guaranties of the indebtedness of Hantro shall not exceed €3,653,000.

9.9. Expenses. The Company will pay the fees, expenses and disbursements of the Company and its representatives incurred in connection with the preparation, execution, delivery and performance of this Agreement and will also pay any share transfer taxes arising out of the Share Exchange. The Company will pay, or will reimburse Hantro for, the fees and expenses of Grant Thornton incurred in connection with the financial information to be provided under Section 8.11.

9.10. Regarding the Contingent Consideration. For purposes of facilitating a fair determination of the Contingent Consideration, Hantro 2007 Net Revenue shall include license, maintenance and support, and services revenue associated with (a) all Hantro Products based on Hantro’s RTL code, and all other H.264, VC1 and similar software licenses and royalty payments and (b) all Hantro Products with which any of the Company’s products are integrated (e.g., if VP6 is integrated with a Hantro Product and the Hantro Product is sold, the entire revenue amount of such sale shall be considered Hantro 2007 Net Revenue). The Company will not make changes to the business, operations or financial reporting procedures of the combined company post-Closing that might reasonably be expected to result in a material adverse effect on Hantro’s ability to attain the Hantro 2007 Net Revenue target set forth in Section 2.2(a), unless any such changes are reasonable requirements of the combined business, the result of compliance with regulatory or applicable accounting requirements or policies or are deemed necessary in connection with the management of any reasonably likely or actual liability, which is material by its nature. In connection with any such change to the operations of the combined company, the Company will notify the Authorized Representative of such proposed change in advance and permit the Authorized Representative a period of not more than 12 Business Days in which to propose alternatives and to discuss the matter with the Company. Both the Company and the Authorized Representative agree to act in good faith in connection with any such changes. Notwithstanding the foregoing, the Company will make good faith efforts to incorporate VP6 and possibly VP7 into Hantro’s 8000 series product. Any inter-company transactions between the Company and Hantro or any Hantro Subsidiary shall be recorded on commercial terms at an arm’s-length basis.

10. Conditions Precedent to the Hantro Stockholders’ Obligation to Close. The obligation of each of the Hantro Stockholders to sell its Hantro Shares and its Hantro Options and acquire the Exchange Shares, to take the other actions required to be taken by the Hantro Stockholders at Closing and to otherwise close the transactions contemplated in this Agreement, is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived, in whole or in part, by the Hantro Stockholders):

10.1. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations expressly speak as of an earlier date).

10.2. All of the covenants and obligations that the Company is required to perform or comply with pursuant to this Agreement at or prior to Closing must have been performed and complied with in all material respects, except as otherwise consented to in writing by the Hantro Stockholders.

10.3. Any applicable waiting period (including any extension thereof) under any applicable foreign anti-trust, competition or trade regulation laws shall have expired or been terminated.

10.4. The stockholders of the Company shall have properly approved the proposals contemplated by Section 9.5 and elected the Hantro Director as director of the Company, effective upon the Closing, and the Company Charter Amendment shall have been duly filed with the Secretary of State of Delaware.

10.5. There shall be (A) in effect no injunction, decree, or order of any court of competent jurisdiction that prohibits the sale of the Hantro Shares and the Hantro Options by the Hantro Stockholders to the Company, or that otherwise prohibits any performance under this Agreement or the consummation of the transactions contemplated by this Agreement, that has been adopted or issued, or has otherwise become effective, since the date of this Agreement, and (B) no action or litigation pending or threatened in writing by any person since the date of this Agreement in which (i) an injunction is or may be sought against this Agreement or the transactions contemplated by this Agreement, or (ii) relief is or may be sought against any party hereto as a result of this Agreement or the transactions contemplated hereby, and in which in the good faith judgment of the Hantro Stockholders (relying on the advice of its U.S. legal counsel), such person has a reasonable possibility of prevailing and such relief would have a Hantro Material Adverse Effect.

10.6. No Company Material Adverse Effect shall have occurred.

10.7. The Proxy Statement/Prospectus shall have been declared effective by the SEC and no stop order shall be in effect with respect thereto.

10.8. All of the deliveries set forth in Section 15(b) shall have been completed.

11. Conditions Precedent to the Company’s Obligation to Close. The Company’s obligation to acquire the Hantro Shares and issue the Exchange Shares, to take the other actions required to be taken by the Company at Closing and to otherwise close the transactions contemplated in this Agreement, is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived, in whole or in part, by the Company):

11.1. The Company shall have raised the amount of at least $20,000,000 in the S-3 Offerings in amounts sufficient to fund the payments required by Section 9.9 and Section 15(b)(v).

11.2. The Management Employment Agreement has been duly executed and delivered by all parties thereto.

11.3. The representations and warranties of the Hantro Stockholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date).

11.4. All of the covenants and obligations that the Hantro Stockholders or the Authorized Representative are required to perform or comply with pursuant to this Agreement at or prior to Closing must have been performed and complied with in all material respects, except as otherwise consented to in writing by the Company.

11.5. Any applicable waiting period (including any extension thereof) under any applicable foreign anti-trust, competition or trade regulation laws shall have expired or been terminated.

11.6. The Company’s stockholders shall have approved (i) the issuance of the Exchange Shares and the Contingent Consideration in accordance with this Agreement and (ii) the Company Charter Amendment in accordance with applicable laws.

11.7. The Exchange Shares and the Contingent Consideration shall have been approved for listing by the Principal Trading Market.

11.8. There shall be (A) in effect no injunction, decree, or order of any court of competent jurisdiction that prohibits the sale of the Hantro Shares and the Hantro Options by the Hantro Stockholders to the Company, or that otherwise prohibits any performance under this Agreement or the consummation of the transactions contemplated by this Agreement, that has been adopted or issued, or has otherwise become effective, since the date of this Agreement, and (B) no action or litigation pending or threatened in writing by any person since the date of this Agreement in which (i) an injunction is or may be sought against this Agreement or the transactions contemplated by this Agreement, or (ii) relief is or may be sought against any party hereto as a result of this Agreement or the transactions contemplated hereby, and in which in the good faith judgment of the Company (relying on the advice of its legal counsel), such person has a reasonable possibility of prevailing and such relief would have a Hantro Material Adverse Effect or a Company Material Adverse Effect.

11.9. No Hantro Material Adverse Effect shall have occurred.

11.10. Hantro shall have obtained from each of its lenders (other than any Hantro Stockholder or any Affiliate thereof), and from TEKES, an amendment to, or waiver under, its loan agreements with such lenders or grant agreements pursuant to which the lenders and TEKES agree that the entering by the Hantro Stockholders into this Agreement and the consummation of the transactions contemplated hereby will not result in the acceleration of Hantro’s debt, the repayment of any grant or any modification of the terms under which Hantro can borrow and repay debt or apply the proceeds of any grant. All debt due to any Hantro Stockholder or any Affiliate of any Hantro Stockholder shall have been cancelled or discharged.

11.11. The Proxy Statement/Prospectus shall have been declared effective by the SEC and no stop order shall be in effect with respect thereto.

11.12. Each of the current officers and directors of Hantro shall have effectively resigned.

11.13. All of the deliveries set forth in Section 15(a) shall have been completed.

12. [Intentionally omitted]

13. Termination.

13.1. This Agreement may be terminated, and the Share Exchange and the other transactions contemplated by this Agreement may be abandoned, as follows:

(a) by the written consent of the Company and the Authorized Representative;

(b) by the Hantro Stockholders, if any of the conditions set forth in Section 10 have not been satisfied or waived in writing by the Authorized Representative on or prior to Closing;

(c) by the Company, if any of the conditions set forth in Section 11 have not been satisfied or waived in writing by the Company on or prior to Closing;

(d) by the Company or Hantro Stockholders, if Closing has not been consummated (for any reason other than a breach or violation of any representation, warranty, covenant or agreement contained in this Agreement by the party seeking such termination) by November 30, 2007 (or such later date, as to which the Hantro Stockholders and the Company, in their respective sole and absolute discretion, may agree in writing) (the “Outside Date”);

(e) by either the Company or the Hantro Stockholders, if a governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(f) by either the Company or the Hantro Stockholders, if at the Company Stockholders Meeting (including any adjournment or postponement), called to approve the Share Exchange, the requisite vote of the stockholders of the Company in favor of the proposals set forth in Section 9.5 (the “Stockholder Approval”) shall not have been obtained (provided, that the right to terminate this Agreement under this Section shall not be available to the Company where the failure to obtain Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement);

(g) by the Hantro Stockholders, if the Board of Directors of the Company shall have withdrawn or modified, in a manner adverse to Hantro, its recommendation, as required under Section 9.5, that the Company stockholders vote in favor of the proposals described in Section 9.5;

(h) by the Company, if Hantro in good faith files on or before the Closing any petition in bankruptcy, reorganization, liquidation or receivership, or a petition in bankruptcy, reorganization, liquidation or receivership is filed on or before Closing against Hantro by any person not a party (or affiliate of a party) to this Agreement and is not withdrawn or dismissed on or before Closing; or

(i) by the Hantro Stockholders, if the Company in good faith files on or before Closing any petition in bankruptcy, reorganization, liquidation or receivership, or a petition in bankruptcy, reorganization, liquidation or receivership is filed on or before Closing against the Company by any person not a party (or affiliate of a party) to this Agreement and is not withdrawn or dismissed on or before Closing.

13.2. If the Hantro Stockholders terminate this Agreement in accordance with Section 13.1, the Hantro Stockholders shall give the Company prompt written notice of such termination, including in reasonable detail the basis for such termination.

13.3. If the Company terminates this Agreement in accordance with Section 13.1, the Company shall give the Authorized Representative prompt written notice of such termination, including in reasonable detail the basis for such termination.

13.4. The termination of this Agreement shall render null and void, and of no further force or effect, all of the rights and obligations of the parties under this Agreement; provided, that no such termination shall be deemed to relieve any defaulting or breaching party from any liability to the other parties hereto, or to otherwise eliminate, reduce or affect in any way any cause of action, action or claim, whether at law, in equity or otherwise, which any non-defaulting and non-breaching party may or shall have against the defaulting or breaching party under or arising out of this Agreement, or to be deemed an election of remedies which precludes, waives or otherwise affects any of the foregoing. The obligations of the parties pursuant to Sections 8.4 and 9.6 shall survive the termination of this Agreement in accordance with the terms of such Sections and shall not be subject to any limits set forth in Section 17.

14. Closing Date. The Closing of the transactions provided for in this Agreement (herein sometimes called the “Closing”) shall take place at the offices of the Company’s counsel, McGuire Woods LLP, 1345 Avenue of the Americas, New York, NY, United States of America 10105, at 10:00 a.m. on the later of the third (3rd) business day following the date on which all conditions to Closing specified in Sections 10 and 11 of this Agreement have been satisfied or waived, but in no event later than November 30, 2007, or at such other place, date and time as shall be agreed to in writing between the Company and the Hantro Stockholders. The date and time of Closing is sometimes called the “Closing Date.”

15. Deliveries at Closing.

(a) Deliveries by the Hantro Stockholders. At the Closing, the Hantro Stockholders or the Authorized Representative will deliver or cause to be delivered to the Company the following in form and substance reasonably acceptable to counsel to the Company:

(i) effective transfer of the Hantro Shares;

(ii) effective transfer of the Hantro Options;

(iii) the Management Employment Agreement duly executed and delivered at or prior to the Closing Date;

(iv) [Intentionally omitted];

(v) a certificate executed by the Authorized Representative certifying as to the matters set forth in Sections 11.3, 11.4 and 11.9;

(vi) evidence in form and substance satisfactory to the Company that each unallocated option under any of Hantro’s existing option schemes has either been terminated or has remained unallocated;

(vii) evidence in form and substance satisfactory to the Company that all shareholders’ and/or option holder agreements relating to Hantro have been terminated and that each such agreement shall be of no further force or effect;

(viii) written resignations of each member of the Board of Directors or equivalent of Hantro and each Hantro Subsidiary confirming that none of them have any claims of whatsoever nature, whether for compensation or otherwise, against Hantro and each Hantro Subsidiary (save for compensation earned in the ordinary course of business based on their employment relationships);

(ix) Lock Up Agreements duly executed and delivered by each of the Hantro Stockholders, each substantially in the form attached hereto as Exhibit F;

(x) the favorable legal opinion of Roschier, Attorneys Ltd., counsel for the Hantro Stockholders, dated the Closing Date, in substantially the form of Exhibit G attached hereto;

(xi) a certificate executed by the Authorized Representative setting forth the Share Exchange Expenses in reasonable detail;

(xii) payment of the Share Exchange Expenses by the Hantro Stockholders;

(xiii) the Escrow Agreement, duly signed and delivered by the Authorized Representative and the escrow agent to be named therein, dated the Closing Date, in substantially the form attached hereto as Exhibit D; and

(xiv) all such further documents, instruments and agreements which may be reasonably requested by the Company or its counsel to effect and carry out any provision of this Agreement.

(b) Deliveries by the Company. At the Closing, the Company will pay or cause to be paid, and will deliver or cause to be delivered, as the case may be, to the Authorized Representative, the following:

(i) irrevocable written instructions addressed to the Company’s transfer agent authorizing and directing the issue and delivery of duly executed stock certificates representing the Exchange Shares;

(ii) the Certificate of the Secretary of the Company, dated as of the Closing Date, confirming that all necessary corporate action has been taken to authorize the execution and delivery of this Agreement and the Management Employment Agreement by the Company and the consummation by the Company of the transactions provided for herein and therein;

(iii) the Management Employment Agreement duly executed and delivered at or prior to the Closing Date;

(iv) a certificate executed by the President or Chief Executive Officer of the Company certifying as to the matters set forth in Sections 10.1, 10.2 and 10.6;

(v) a payment in the amount payable under the Transfer Tax Act of 1996, as required by Section 9.9;

(vi) the favorable legal opinion of McGuireWoods LLP, counsel for the Company, dated the Closing Date, in substantially the form of Exhibit H attached hereto;

(vii) the Escrow Agreement, duly signed and delivered by the Company and the escrow agent to be named therein, dated the Closing Date, in substantially the form attached hereto as Exhibit D; and

(viii) all such further documents, instruments and agreements which may be reasonably requested by the Hantro Stockholders or counsel to the Hantro Stockholders to effect and carry out any provision of this Agreement.

(c) Repayment of Bridge Loan III. Bridge Loan III will have been repaid in full (i) first, by applying all available cash of Hantro on the day prior to the Closing Date to the repayment of the principal amount of Bridge Loan III outstanding on the Closing Date and (ii) second, (A) to the extent that such cash is insufficient to repay Bridge Loan III and (B) to repay interest accrued on Bridge Loan III in either case by issuing and delivering to the Investor Stockholders who are lenders under Bridge Loan III a number of shares of Company Common Stock, valued at closing VWAP, that equals the amount of the unpaid principal balance of (after giving effect to the payment of cash referred to in (A)) and accrued interest on the Bridge Loan III (the “Bridge Loan III Repayment Shares”) and to reduce the Share Component by the number of Bridge Loan III Repayment Shares, all as informed by the Authorized Representative. Notwithstanding the provisions of this Agreement or the Lock Up Agreement, the Bridge Loan III Repayment Shares shall be freely transferable as of the Closing Date and shall not be subject to any lock up obligation.

16. [Intentionally omitted]

17. Indemnification; Remedies; Limits on Liability.

17.1. Indemnification by the Hantro Stockholders.

(a) Subject to the limitations contained in Section 17.2, from and after the Closing Date, the Hantro Stockholders shall protect, defend, indemnify and hold harmless the Company and its Affiliates (including Hantro and any Hantro Subsidiary), officers, directors, employees, representatives and agents (each the “Company Indemnified Person” and collectively, the “Company Indemnified Persons”) from and against any and all losses, claims, costs, damages, liabilities, fees (including, without limitation, reasonable attorneys’ fees and expenses generally and reasonable attorneys’ fees and expenses specifically related to enforcement of, or assertion of, claims pursuant to this Section 17) (collectively, the “Company Losses”) and expenses that any of the Company Indemnified Persons actually incurs arising out of or in connection with (A) any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Hantro Stockholders contained in this Agreement, including any exhibits or schedules attached hereto, or any fact or circumstance constituting a misrepresentation, breach of or default in such representations or warranties, (B) any Company Losses that any of the Company Indemnified Persons actually incurs arising out of or in connection with any proceeding affecting Hantro and the Hantro Subsidiary or any Hantro Stockholder, or any claim or proceeding brought by or on behalf of any Hantro Stockholder with respect to the calculation of the number of Hantro Shares owned or to be owned by such Hantro Stockholder as of the Closing Date or prior thereto; and (C) all Taxes imposed on, or resulting from the operations of Hantro and its Affiliates for all periods up to and including the Closing Date (except with respect to the amount of Taxes that Hantro and its Affiliates have properly reserved for on the Interim Balance Sheet); (D) any claim by any person for payment of any fee, expense or disbursement incurred for the benefit or on behalf of any Hantro Stockholder or any advisor of a Hantro Stockholder in connection with the Share Exchange, whether or not set forth in the certificate delivered pursuant to Section 15(a)(xi); (E) any claim by the Finnish tax authorities for payment of any tax due or allegedly due from any Hantro Stockholder as a result of the Share Exchange; and (F) any amount payable as a result of a breach of the representation made in Section 5.8(k). Each Hantro Stockholder’s portion of any Company Losses shall be based upon such Hantro Stockholder’s portion of the Exchange Shares received in connection with the sale of the Hantro Shares and the Hantro Options pursuant to Section 2.1(a) of this Agreement. Any indemnity obligation of Hantro Stockholders under this Section 17.1 shall be treated for all purposes as a reduction of the consideration payable by the Company under Section 2. This remedy shall be the exclusive remedy of the Company and it is specifically agreed that no remedy under the Finnish Sale of Goods Act (355/1987), including (but not limited to) the right to rescind this Agreement shall be available to the Company.

(b) No claim shall be brought under this Section 17 unless any Company Indemnified Person at any time prior to the applicable Survival Date, gives the Escrow Agent and the Authorized Representative prompt written notice (a “Claim Notice”) after such Company Indemnified Person has actual knowledge of the basis for such claim, or of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent then known, or prompt written notice of any Third Party Claim (as defined herein), the existence of which might give rise to such a claim, but the failure so to provide such notice to the Hantro Stockholders and the Escrow Agent will not relieve the Hantro Stockholders from any liability which they may have to the Company Indemnified Persons under this Agreement (unless and only to the extent that such failure results in the loss or compromise of any material rights (including in any event the right to seek and obtain indemnification or contribution or to make a timely claim for insurance coverage) or defenses of the Hantro Stockholders and they were not otherwise aware of such action or claim) or otherwise.

(c) In case the Authorized Representative shall object in writing to any Claim Notice, the Company Indemnified Person that has sent the Claim Notice shall respond in a written statement to the objection of the Authorized Representative within 15 days of the receipt of such objection. If after such 15-day period, there remains a dispute as to the claim set forth in the Claim Notice, the Company and the Authorized Representative shall attempt in good faith for an additional 15 days to agree upon the rights of the respective parties with respect to each of such claims (the “Good Faith Negotiation Period”). If the Company and the Authorized Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the amount payable from the fund held by the Escrow Agent in accordance with the terms of the memorandum and the Escrow Agreement. If no such agreement can be reached after the Good Faith Negotiation Period, the matter shall be settled by binding arbitration in the manner provided in Section 19 of this Agreement. The final decision of the arbitrator shall be furnished to the Company and the Authorized Representative and the Escrow Agent in writing and shall constitute the conclusive determination of the matters in question binding upon the Company Indemnified Persons and the Hantro Stockholders, and shall not be contested by any of them. Such decision may only be used in a court of law for the purpose of seeking enforcement of the arbitrator’s decision.

(d) The obligations and liabilities of the Hantro Stockholders, with respect to Company Losses resulting from the assertion of liability by third parties that could render the representations and warranties made by the Hantro Stockholders false or misleading (a “Third Party Claim”) shall be subject to the following terms and conditions:

(i) The Company shall promptly give written notice to the Authorized Representative of any Third Party Claim that might give rise to any Company Loss by the Company Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid to the Authorized Representative will not relieve the Hantro Stockholders from any liability which they may have to the Company Indemnified Persons under this Agreement (unless and only to the extent that such failure results in the loss or compromise of any material rights (including in any event the right to seek and obtain indemnification or contribution or to make a timely claim for insurance coverage) or defenses of the Hantro Stockholders and they were not otherwise aware of such action or claim) or otherwise.

(ii) The Hantro Stockholders will have the right, upon delivery of a written acknowledgement to the Company of their indemnification liability pursuant to this Section 17, to assume the defense of the Third Party Claim with counsel of his or its choice within twenty (20) days after the Company has given notice of the Third Party Claim; provided, that the Hantro Stockholders, acting through the Authorized Representative must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided, further, that the Company may retain separate counsel, with the reasonable fees and expenses to be paid by the Hantro Stockholders, if any Company Indemnified Person upon advice of legal counsel shall have reasonably concluded that representation of such Company Indemnified Person or Persons by the counsel retained by the Hantro Stockholders would be inappropriate due to actual or potential differing interests between such Company Indemnified Person and any other party represented by such counsel in such proceeding (provided, that the Hantro Stockholders shall not be responsible for the fees and expenses of more than one additional counsel for all Company Indemnified Persons). No Hantro Stockholder, in the defense of any claim or litigation, shall, except with the consent of the Company, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Company of a release from all liability in respect to such claim or litigation.

(iii) If the Hantro Stockholders do not assume and conduct the defense of the Third Party Claim in accordance with this Section 17.1(d), the Company Indemnified Persons shall defend any Third Party Claims with counsel of their own choosing, which counsel shall be reasonably satisfactory to the Hantro Stockholders, with the reasonable fees and expenses to be paid by the Hantro Stockholders, and shall act reasonably and in accordance with their good faith business judgment in handling such Third Party Claims and shall not effect any settlement without the consent of the Hantro Stockholders, which consent shall not unreasonably be withheld or delayed. The Hantro Stockholders and the Company Indemnified Persons shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

17.2. Limitations on Indemnification.

(a) The Hantro Stockholders shall not have any liability nor be subject to any claim under Section 17.1, unless and until the amount of any Company Losses, subject to Section 17.1 exceeds $20,000 per claim (the “Individual Claim Threshold”) and $2,000,000 in the aggregate (the “Aggregate Claim Threshold”) with respect to any Company Losses subject to indemnity under Section 17.1. If the aggregate amount of Company Losses subject to Section 17.1 exceeds the Aggregate Claim Threshold, then for each such Company Loss that is or was subject to Section 17.1 and that exceeds the Individual Claim Threshold (including those within the Aggregate Claim Threshold), the Company Indemnified Person shall be entitled to indemnification by the Hantro Stockholders in the full amount of such Company Loss (notwithstanding the Aggregate Claim Threshold), up to the Aggregate Loss Limit. Claims that do not exceed the Individual Claim Threshold shall not be entitled to indemnification under Section 17.1, but shall be included in any determination of whether the aggregate amount of Company Losses subject to Section 17.1 exceeds the Aggregate Claim Threshold.

(b) Except for Company Losses arising out of Section 4.1, 4.2, 4.3, 4.4 or 5.1, for Company Losses arising out of fraud or intentional misrepresentation or under clauses (D) or (E) of Section 17.1(a), the Hantro Stockholders shall not be liable under this Agreement, whether with respect to Third Party Claims or non-Third Party Claims, for any amounts in excess of the Escrow Shares then held by the Escrow Agent under the Escrow Agreement; and, for Company Losses that arise out of Section 4.1, 4.2, 4.3, 4.4 or 5.1, the Hantro Stockholders shall not be liable for any amounts in excess of the Exchange Shares and the Contingent Consideration held by them (including the Escrow Shares) (collectively, the “Aggregate Loss Limit”).

(c) Except in the case of (i) any Company Loss that arises out of fraud or intentional misrepresentation, and (ii) any Company Loss that is subject to indemnification under clause (D) or (E) of Section 17.1(a), no liability of the Hantro Stockholders hereunder shall be settled other than, as set forth in Section 17.3. Furthermore, notwithstanding Section 17.2(a), no claim that arises out of clause (D), (E) or (F) of Section 17.1(a) shall be subject to either the Individual Claim Threshold or the Aggregate Claim Threshold; and no claim that arises out of fraud or intentional misrepresentation shall be subject to the Aggregate Claim Threshold.

17.3. Redelivery of Shares to the Company. If Company Losses become payable by the Hantro Stockholders pursuant to Section 17.1, then the amount of any such Company Loss (if the Company Loss is expressed in Euros, then the amount of such Company Loss shall be converted into U.S. Dollars at the rate of exchange for the U.S. Dollar to the Euro as published in The Wall Street Journal (U.S. edition) for the date on which the Company has sent its Claim Notice) shall be converted into a number of shares of the Company Common Stock, rounded to the nearest whole share (the “Loss Equivalent Shares”), by dividing the amount of the Company Loss set forth in the Claim Notice by Closing VWAP and then:

(a) to the extent such Company Loss arises out of any provisions of this Agreement other than Section 4.1, 4.2, 4.3 or 5.1, the Authorized Representative shall instruct the Escrow Agent to redeliver such Loss Equivalent Shares to the Company;

(b) to the extent that such Company Loss arises out of Section 4.1, 4.2, 4.3 or 4.4, the Hantro Stockholder whose representation or warranty has been breached shall redeliver the Loss Equivalent Shares to the Company out of the Exchange Shares and Contingent Consideration held by such Hantro Stockholder; provided, that if the Exchange Shares and Contingent Consideration held by such Hantro Stockholder are less than the Loss Equivalent Shares to be redelivered to satisfy such Company Loss, the Company may require the Authorized Representative to instruct the Escrow Agent to redeliver the deficiency to the Company from the Escrowed Shares held in escrow with respect to such Hantro Stockholder; and

(c) to the extent that such Company Loss arises out of Section 5.1, the Hantro Stockholders shall jointly and severally be obligated to redeliver the Loss Equivalent Shares to the Company out of the Exchange Shares and Contingent Consideration held by them.

In the case of Company Losses under clause (a) of this Section 17.3, within 5 Business Days of the written request of the Company to the Hantro Stockholders, the Authorized Representative will instruct the Escrow Agent to tender to the Company for cancellation of one or more certificates representing the Escrow Shares in exchange for one or more certificates in a number that properly reflects the set-off made pursuant to the provisions of this Section. Notwithstanding the above provisions, the Company shall not be limited by this Section 17.3 for any Company Loss that arises out of fraud or intentional misrepresentation by any Hantro Stockholder.

17.4. Consequential Damages. In no event shall either Party be liable to any other Person for such other Person’s (i) lost profits, loss of use, or lost revenues, (ii) punitive, multiple, or other exemplary damages, or (iii) any other indirect, incidental, special, or consequential losses. Each party waives and relinquishes claims for such lost profits, loss of use, lost revenues, or other indirect, incidental, special, or consequential losses.

17.5. Insurance Proceeds and Tax Benefits. Notwithstanding anything to the contrary in the other provisions of this Section 17, the amount that any Hantro Stockholder may be required to pay to any Company Indemnified Person pursuant to this Section 17 shall be reduced (retroactively, if necessary) by any insurance proceeds or refunds actually recovered by or on behalf of the applicable Company Indemnified Person in reduction of the related Company Losses (on an after-Tax basis). If any Company Indemnified Person receives the payment required by this Section 17 from a Hantro Stockholder in respect of Company Losses and subsequently receives insurance proceeds in respect of such Company Losses, then the Company Indemnified Person shall promptly repay to the Hantro Stockholder a sum equal to the amount of such insurance proceeds or refunds actually received, net of costs and expenses and on an after-Tax basis, but not exceeding the amount paid by the Hantro Stockholder to such Company Indemnified Person in respect of such Company Losses. No representation, warranty, covenant, or agreement contained in this Agreement is for the benefit of any insurer. Further, the amount of Company Losses shall be reduced (retroactively, if necessary) by any Tax benefits actually recovered by or on behalf of such Indemnified Person in relation to the claim giving rise to such Company Losses.

18. Further Assurances. The Company and the Hantro Stockholders agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, after the date hereof and without payment of further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements and preparation and filing of Tax Returns.

19. Dispute Resolution.

19.1. In the event of a dispute between the parties arising out of or relating to this Agreement, including indemnification claims pursuant to Section 17, or any other agreement or document executed and delivered pursuant to this Agreement, the parties shall first promptly attempt in good faith to resolve such dispute for a period of not less than 30 calendar days. If such good faith efforts are not successful within such 30-day period, then the dispute shall be determined by binding arbitration in accordance with the provisions of Section 19.2.

19.2. Any dispute which is not settled or otherwise resolved through the provision of Section 19.1 shall be determined by binding arbitration. Such arbitration shall be held in New York, New York, USA, in accordance with the rules of the American Arbitration Association (“AAA”) if the arbitration is brought by the Authorized Representative, and shall be held in Helsinki, Finland, in accordance with the rules of the Finnish Central Chamber of Commerce (“FCCC”) if the arbitration is brought by the Company. The Hantro Stockholders may bring arbitration solely through the Authorized Representative. In each case, a single arbitrator shall be appointed; provided, that (A) every person named on any list of potential arbitrators shall be a neutral and impartial lawyer with excellent academic and professional credentials (i) who has practiced law for at least 15 years, specializing in either general commercial litigation or general corporate and commercial matters, and (ii) who has had experience, and is generally available to serve, as an arbitrator, and (B) each party shall be entitled to strike on a peremptory basis, for any reason or no reason, any or all of the names of potential arbitrators on any list submitted to the party by the AAA or FCCC, as applicable (the “Association”), as well as any person selected by the Association to serve as an arbitrator by administrative appointment. In the event the parties cannot agree on the selection of the arbitrator from the one or more lists submitted by the Association within thirty (30) calendar days after the Association transmits to the parties its first list of potential arbitrators, the Association shall nominate three persons who meet the criteria set forth herein. Each party shall be entitled to strike one of such three nominees on a peremptory basis within five (5) calendar days after its receipt of such list of nominees, indicating its order of preference with respect to the remaining nominees. If two of such nominees have been stricken by the parties to the dispute, the unstricken nominee shall be the arbitrator. Otherwise, the selection of the arbitrator shall be made by the Association from the remaining nominees in accordance with the parties’ mutual order of preference, or by random selection in the absence of a mutual order of preference. The arbitration shall be held in English. The arbitrator shall base his or her award on the terms of this Agreement, on applicable law and judicial precedent, shall include in such award the findings of fact and conclusions of law upon which the award is based and shall not grant any remedy or relief that a court could not grant under applicable law. The arbitration (but not the interpretation of this Agreement) shall be governed by the substantive laws of the State of New York if the arbitration is held in New York, and by the substantive laws of Finland if the arbitration is held in Finland, without regard to conflicts of laws rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If any party to a dispute fails to proceed with the dispute resolution procedures set forth in this Section 19.2 or unsuccessfully seeks to stay such proceedings, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other party in successfully compelling such proceedings or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

20. Discharge of Liability. Subject to the recommendation by the respective auditor(s) of each of Hantro and each Hantro Subsidiary, at the next annual general meeting of the Hantro Stockholders and each Hantro Subsidiary, the Company undertakes to ensure that the members of the Board of Directors and the managing director of each of Hantro and each Hantro Subsidiary, as applicable, are granted discharge from liability for the period until the Closing Date. For the avoidance of doubt, such discharge of liability by Hantro or any Hantro Subsidiary or the voting in favor thereof by the Company, as the case may be, shall not affect the liability of the Hantro Stockholders pursuant to this Agreement.

21. Miscellaneous.

21.1. Waiver, Etc. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

21.2. Controlling Law. Except as provided in Section 19.2, this Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of Finland, notwithstanding any conflicts of laws doctrines of such country or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

21.3. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger), or when sent by electronic facsimile, addressed as set forth below:

(a)	If to the Company:

On2 Technologies, Inc.
21 Corporate Drive, Suite 103
Clifton Park, NY 12065
Attention: General Counsel
Fax: (518) 348-2098

with a copy to:

William A. Newman, Esq.
McGuire Woods LLP
1345 Avenue of the Americas
Suite 700
New York, NY 10105
Telephone: 212-548-2160
Fax: 212-548-2170

(b)	If to the Hantro Stockholders:

Nexit Ventures Oy
Kaisaniemenkatu 2 B
00100 Helsinki, Finland
Attention: Pekka Salonoja
Fax +358 9 6818 9117

with a copy to:

Roschier, Attorneys Ltd.
Keskuskatu 7 A
00100 Helsinki
Finland
Attention: Antti Kahri, Esq.
Fax: +358 (0) 205066100

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

21.4. Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

21.5. Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

21.6. Binding Nature of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer this Agreement or their rights or obligations hereunder other than by operation of law without the prior written consent of the other parties hereto (which consent shall not be unreasonably delayed, conditioned or withheld).

21.7. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the Company and the Authorized Representative. Delivery of an executed counterpart of this Agreement by facsimile or by PDF shall be equally effective as delivery of an original executed counterpart of this Agreement.

21.8. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. However, in the event any provision of this Agreement shall be held or declared invalid or unenforceable in whole or in part by any court of competent jurisdiction, such court shall (to the full extent permitted by applicable law) revise or reform the Agreement, and/or take such other action as may be necessary or appropriate, with respect to such invalid or unenforceable provision so as to carry out the intent of the parties as expressed in this Agreement in a manner that is not so invalid or unenforceable.

21.9. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written.

21.10. Section Headings. The Section and Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

21.11. Gender and Number. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

21.12. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and Holidays; provided that if the final day of any time period falls on a Saturday, Sunday or Holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such Holiday. For purposes of this Section, “Holiday” shall mean a day, other than a Saturday or Sunday, on which national banks are or may elect to be closed in either the United States of America or Finland.

21.13. Currency. As used in this Agreement, the symbol U.S. $ or $ shall refer to United States Dollars; and the symbol € or EUR shall refer to Euros. Payments of designated amounts shall be made in the currency specified by the relevant provision of this Agreement.

21.14. Confidentiality. The parties acknowledge they have previously entered into a confidentiality agreement, dated October 26, 2006, which confidentiality agreement shall continue in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their proper and duly authorized officers, on the date first above written.

ON2 TECHNOLOGIES, INC.

By:
Name:
Title:

NEXIT VENTURES OY, on its own behalf and by proxy on behalf of each of the Hantro Stockholders

By:
Name:
Title: